Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231456

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 16, 2019

PRELIMINARY    PROSPECTUS    SUPPLEMENT

(To prospectus dated May 14, 2019)

$

WRKCO INC.

    % SENIOR NOTES DUE 2028

    % SENIOR NOTES DUE 2032

FULLY AND UNCONDITIONALLY GUARANTEED BY WESTROCK COMPANY,

WESTROCK MWV, LLC, AND WESTROCK RKT, LLC

WRKCo Inc. (the “Issuer”), a Delaware corporation and the issuer of the notes offered hereby, is a wholly-owned subsidiary of WestRock Company (“Parent”), a Delaware corporation. The Issuer is offering $                million aggregate principal amount of     % Senior Notes due 2028 (the “2028 notes”) and $                million aggregate principal amount of     % Senior Notes due 2032 (the “2032 notes” and, together with the 2028 notes, the “notes”). The Issuer will pay interest on the notes on                and                of each year, beginning                      , 2019. The 2028 notes will mature on                     , 2028 , and the 2032 notes will mature on                     , 2032. The Issuer may redeem some or all of the notes at any time prior to their maturity at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event as described in this prospectus supplement under the heading “Description of Notes—Change of Control Offer” occurs, the Issuer may be required to offer to purchase the notes from the holders.

The notes will be unsecured unsubordinated obligations of the Issuer and will rank equal in right of payment with all of the Issuer’s other existing and future unsubordinated obligations. The notes will be effectively subordinated to any of the Issuer’s existing and future secured obligations to the extent of the value of the assets securing such obligations. Initially, Parent, WestRock MWV, LLC (“WRK MWV”) and WestRock RKT, LLC (“WRK RKT” and, together with Parent and WRK MWV, the “Guarantors”) will guarantee the Issuer’s obligations under the notes. Each guarantee of the notes will be an unsecured unsubordinated obligation of the applicable guarantor, and each guarantee will rank equal in right of payment with all of such guarantor’s other existing and future unsubordinated obligations. Each guarantee will be effectively subordinated to any existing and future secured obligations of the applicable guarantor to the extent of the value of the assets securing such obligations. The guarantees of the guarantors will be released in the circumstances described under “Description of Notes—The Guarantees.” The notes will be structurally subordinated to all existing and future indebtedness and other obligations of the Issuer’s subsidiaries that do not guarantee the notes. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no market for the notes.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-18 of this prospectus supplement and in the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus.

	Public offering price (1)		Underwriting discount		Proceeds, before expenses, to us
	$	%	$	%	$	%
Per 2028 Note	$	%	$	%	$	%
Per 2032 Note	$	%	$	%	$	%
Total	$		$		$

(1)	Plus accrued interest from , 2019, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2019.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Joint Book-Running Managers for the 2028 Notes

Scotiabank	J.P. Morgan

Joint Book-Running Managers for the 2032 Notes

Mizuho Securities	TD Securities

The date of this prospectus supplement is                    , 2019.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are currently offering and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are currently offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. The information in this prospectus supplement supersedes any inconsistent information included in the accompanying prospectus.

Prior to any purchase of notes hereunder, you should read the prospectus, together with the additional information referred to under “Incorporation of Certain Information by Reference”.

We are responsible for the information contained and incorporated by reference in the prospectus and any related free writing prospectus we prepare or authorize. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained and incorporated by reference in the prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement does not contain all of the information contained in the registration statement and the exhibits to the registration statement. You should refer to the registration statement, including the exhibits, for further information about the securities being offered hereby. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website (http://www.sec.gov). Our SEC filings are also available at the office of the New York Stock Exchange at 11 Wall Street, New York, New York 10005. For further information on obtaining copies of our filings from the NYSE, you should call 212-896-2830.

You also may request a copy of any document incorporated by reference in this prospectus at no cost by calling us at (770) 448-2193 or writing us at the following address:

WestRock Company

1000 Abernathy Road NE

Atlanta, Georgia 30328

Attention: Investor Relations

Our Internet address is http://www.westrock.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus and any information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC:

(1)

WestRock Company’s Annual Report on Form 10-K for the fiscal year ended September  30, 2018 (certain items of which have been superseded by the Recast 8-K (as defined in “Presentation of Financial Information”));

(2)	WestRock Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2018 and March 31, 2019;

(3)

WestRock Company’s Current Reports on Form 8-K filed on November 5, 2018 (SEC Accession No.  000117184318007567 and No.  000117184318007569), December  3, 2018, December 10, 2018, January 16, 2019, February 5, 2019, February  11, 2019, February 19, 2019, April  1, 2019, April 9, 2019, May  6, 2019 and May 9, 2019;

(4)	WRKCo Inc.’s Current Reports on Form 8-K filed on October 31, 2018 and November 5, 2018 (SEC Accession No. 000117184318007568);

(5)

those portions of WestRock Company’s Definitive Proxy Statement on Schedule 14A, filed on December 18, 2018, incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended September 30, 2018;

(6)

all documents filed by WestRock Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the underlying securities.

Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is so modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

PRESENTATION OF FINANCIAL INFORMATION

As described under “Summary—Recent Developments”, on November 2, 2018 we acquired (the “KapStone Acquisition”) all of the outstanding shares of KapStone Paper and Packaging Corporation (“KapStone”). As a result of the KapStone Acquisition, among other things, WestRock Company became the ultimate parent of the Issuer, KapStone and their respective subsidiaries and the successor registrant to the Issuer and KapStone pursuant to Rule 12g-3(c) under the Exchange Act. Since the KapStone Acquisition closed after the end of the September 30, 2018 fiscal year end, the financial information presented herein reflects the results of the Issuer for periods prior to the KapStone Acquisition. Accordingly, the historical financial results presented herein for the fiscal year ended September 30, 2018 and prior periods are those of the Issuer only and do not reflect the KapStone Acquisition or include any results of KapStone. The Issuer was the accounting acquirer in the transaction; therefore, the historical consolidated financial statements of the Issuer for periods prior to the KapStone Acquisition (including the fiscal year ended September 30, 2018) are considered to be the historical financial statements of Parent also.

On May 9, 2019, WestRock Company filed a Current Report on Form 8-K (the “Recast 8-K”) to provide revisions to its audited consolidated financial statements and the notes thereto for the three years ended September 30, 2018 and other related disclosures in order to (i) reclassify our segment disclosures to reflect the new alignment, which took effect in the first quarter of fiscal 2019, of our reportable segments to move our merchandising displays operations from our Consumer Packaging segment to our Corrugated Packaging segment and to allocate certain previously non-allocated costs and certain pension and other postretirement non-service income (expense) to our reportable segments, (ii) account for the October 1, 2018 retrospective adoption of certain accounting standards for all periods therein, including, but not limited to, Accounting Standard Update (“ASU”) 2017-07 “Compensation: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”, ASU 2016-15 “Classification of Certain Cash Receipts and Cash Payments” and ASU 2016-18 “Restricted Cash”, and (iii) account for changes in our Rule 3-10 of Regulation S-X disclosures as outlined in “Note 24. Selected Condensed Consolidating Financial Statements of Parent, Issuer, Guarantors and Non-Guarantors” in the notes to the audited consolidated financial statements in the Recast 8-K.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement or the documents incorporated by reference herein that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as “may”, “will”, “could”, “would”, “anticipate”, “intend”, “estimate”, “project”, “plan”, “believe”, “expect”, “target” and “potential”, or refer to future time periods, and include statements made in this prospectus supplement and the documents incorporated by reference herein regarding, among other things:

•	our expectation that the adoption of certain Accounting Standards Updates (“ASUs”) will not have a material impact on our consolidated financial statements;

•

our expectation that the adoption of Accounting Standards Codification (“ASC”) 842 as of October 1, 2019 will result in us recording additional assets and liabilities not previously reflected on our consolidated balance sheets but will not have a material impact on the recognition, measurement or presentation of lease expenses within the consolidated statements of income or the consolidated statement of cash flows;

•	that the impact of adopting ASC 606 is not expected to have a material impact on our condensed consolidated financial statements in future periods;

•

our belief that the election of certain practical expedients, as permitted by ASC 606, results in accounting treatments that are consistent with our historical accounting policies and, therefore, these elections and expedients do not have a material impact on comparability of our financial statements;

•	that we do not anticipate future changes to the provisional fair value estimates of assets and liabilities assumed in acquisitions to be significant;

•

that, at the time of each announced plant closure, we generally expect to record future period costs for equipment relocation, facility carrying costs, costs to terminate a lease or contract before the end of its term and employee-related costs;

•	that we believe that our actions to consolidate our sales and operations into large well-equipped plants have allowed us to more effectively manage our business;

•	expected totals for restructuring costs;

•

that we expect Pace Industry Union-Management Pension Fund’s (“PIUMPF”) demand related to the withdrawal will include both a payment for withdrawal liability and for our proportionate share of PIUMPF’s accumulated funding deficiency;

•

that it is reasonably possible that we may incur withdrawal liabilities with respect to certain other multiemployer pension plans (“MEPPs”) in connection with such withdrawals and our estimate that any such withdrawal liability, both individually and in the aggregate, is not material for the remaining plans in which we participate;

•	that the future expense in connection with the sale of receivables may fluctuate based on the level of activity and other factors;

•	that we expect the net proceeds from issuances of notes under the commercial paper program to continue to be used for general corporate purposes;

•

that our compliance initiatives related to environmental, health and safety laws and regulations could result in significant costs, which could negatively impact our results of operations, financial condition and cash flows;

•

that any failure to comply with environmental or health and safety laws and regulations, or any permits and authorizations required thereunder, could subject us to fines, corrective action or other sanctions;

•

our belief that matters relating to previously identified third-party potentially responsible party (“PRP”) sites and certain facilities formerly owned or operated by Smurfit-Stone Container Corporation (“Smurfit-Stone”) have been satisfied by claims in the Smurfit-Stone bankruptcy proceedings;

•	that we may face additional liability for cleanup activity at sites that are not subject to the bankruptcy discharge, but are not currently identified;

•	that we believe the liability for the environmental matters was adequately reserved as of March 31, 2019;

•	our belief that we have substantial insurance coverage, subject to applicable deductibles and policy limits, with respect to asbestos claims;

•	that we have valid defenses to these asbestos-related personal injury claims and intend to continue to defend them vigorously;

•	that it is possible that we could incur significant costs resolving these cases should the volume of litigation grow substantially;

•	that we do not expect the resolution of pending asbestos litigation and proceedings to have a material adverse effect on our consolidated financial condition or liquidity;

•	that, in any given period or periods, it is possible such proceedings or matters could have a material adverse effect on our results of operations, financial condition or cash flows;

•

our belief that the resolution of certain other lawsuits and claims arising out of the conduct of our business will not have a material adverse effect on our results of operations, financial condition or cash flows;

•	that we estimate our exposure to certain guarantees could be approximately $50 million;

•	that we believe our exposure related to guarantees would not have a material impact on our results of operations, financial condition or cash flows;

•	that we expect to continue to reduce our containerboard inventories and match our production to our customers’ demand;

•	that maintenance outages in our mill system are scheduled to continue to occur during the third quarter of fiscal 2019 and no outages are scheduled for the fourth quarter;

•	that we expect that mill maintenance downtime and actions that we are taking to reduce our inventory will reduce our earnings in the third quarter of fiscal 2019;

•

that we expect that the two machines at our containerboard mill located in Panama City, FL will build back up to normal production by the end of the third quarter of fiscal 2019 and that other repairs will be completed by the end of the calendar year;

•

that we believe that we have made significant progress integrating KapStone’s operations into our management and operating structures, and we expect to realize more than the $200 million in run-rate synergies and performance improvements by the end of fiscal 2021;

•

that, for the third quarter of fiscal 2019, we expect that favorable pricing (due to the continued flow through of previously published price increases) and higher seasonal volume will be partially offset by higher scheduled maintenance downtime in our Consumer Packaging segment;

•

that we expect to upgrade a paper machine at our Covington, VA mill in May 2019 and replace a headbox at our Demopolis, AL mill in June 2019, and that the impact on earnings associated with these two projects will be similar to the strategic outage in the second quarter of fiscal 2019;

•

that we expect higher seasonal volumes in our Corrugated Packaging and Consumer Packaging segments and lower sequential cost inflation in those segments in the third quarter of fiscal 2019, driven by declines in recycled fiber, seasonally lower energy costs and moderation of virgin fiber costs;

•

that we generally expect the integration of a closed facility’s assets and production with other facilities to enable the receiving facilities to better leverage their fixed costs while eliminating fixed costs from the closed facility;

•	that we anticipate the total of our property damage and business interruption claim with respect to Hurricane Michael will likely exceed $150 million;

•	that we expect to recover a significant amount of additional direct costs and lost production and sales, excluding our $15 million deductible, in future periods through insurance reimbursements;

•

that funding for our domestic operations in the foreseeable future is expected to come from sources of liquidity within our domestic operations, including cash and cash equivalents, and available borrowings under our credit facilities;

•	that our foreign cash and cash equivalents are not expected to be a key source of liquidity to our domestic operations;

•

that we expect fiscal 2019 capital expenditures to be approximately $1.4 billion, including expenditures related to KapStone and to restore operations at our Panama City, FL mill following Hurricane Michael;

•	that our base capital expenditures in fiscal 2019 should be approximately $850 million to $900 million, with roughly half invested in maintenance and half invested in high return generating projects;

•	that, in fiscal 2019, we expect to invest approximately $0.5 billion in strategic projects;

•	we expect fiscal 2020 capital expenditures will decline to approximately $1.0 billion to $1.2 billion;

•

that, with the completion of many of our strategic capital projects in fiscal 2019 and 2020, we will transition to our long-range capital expenditure run rate of approximately $1.0 billion a year in fiscal 2021;

•

that it is possible that our capital expenditure assumptions may change, project completion dates may change, or we may decide to invest a different amount depending upon opportunities we identify, changes in market conditions or to comply with environmental or other regulatory changes;

•

that we expect to utilize the remaining U.S. federal net operating losses and other U.S. federal credits primarily over the next two years and that foreign and state net operating losses and credits will be used over a longer period of time;

•	that it is possible that our utilization of these net operating losses and credits may change due to changes in taxable income, tax laws or tax rates, capital expenditures or other factors;

•	that we expect our cash tax rate to move closer to our income tax rate in fiscal 2019 and 2020;

•	that we expect to contribute approximately $22 million to our U.S. and non-U.S. pension plans in fiscal 2019;

•

that we expect to continue to make contributions in the coming years to our pension plans to ensure that our funding levels remain adequate in light of projected liabilities and to meet the requirements of the Pension Protection Act of 2006 and other regulations and that it is possible that our assumptions, such as discount rates and expected return on plan assets, may change, actual market performance may vary or we may decide to contribute different amounts;

•

that we anticipate that we will be able to fund our capital expenditures, interest payments, dividends and stock repurchases, pension payments, working capital needs, note repurchases, restructuring activities, repayments of current portion of long-term debt and other corporate actions for the foreseeable future from cash generated from operations, borrowings under our credit facilities, proceeds from our New A/R Sales Agreement (as defined in the 2018 10-K), proceeds from the issuance of debt or equity securities or other additional long-term debt financing, including new or amended facilities;

•	that we may seek to refinance existing indebtedness to extend maturities, reduce borrowing costs or otherwise improve the terms and composition of our indebtedness;

•

the effect our incremental enforceable and legally binding contractual obligations at December 31, 2018 as a result of the KapStone are expected to have on our liquidity and cash flow in future periods; and

•

and that, with respect to KapStone, we plan to avail ourselves of the limited carveout offered by the SEC staff in its published Frequently Asked Questions on Management’s Report on Internal Control Over Financial Reporting and Certification of Disclosure in Exchange Act Periodic Reports (revised September 24, 2007) which allows an acquired business to be excluded from a company’s assessment of its internal controls in circumstances where it is not possible to conduct an assessment of the acquired business’s internal controls and less than a year has passed since an acquisition.

With respect to these statements, we have made assumptions regarding, among other things:

•	our ability to effectively integrate the operations of KapStone;

•

the results and impacts of the KapStone Acquisition, the acquisition of Schlüter Print Pharma Packaging (the “Schlüter Acquisition”) and the acquisition of substantially all the assets of Plymouth Packaging, Inc. (the “Plymouth Packaging Acquisition”);

•	economic, competitive and market conditions generally; volumes and price levels of purchases by customers;

•	competitive conditions in our businesses;

•	possible adverse actions of our customers, competitors and suppliers;

•	labor costs;

•	the amount and timing of capital expenditures, including installation costs, project development and implementation costs, severance and other shutdown costs; restructuring costs;

•	utilization of real property that is subject to the restructurings due to realizable values from the sale of such property;

•	credit availability; and

•	raw material and energy costs.

You should not place undue reliance on any forward-looking statements as such statements involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially, including the following: the level of demand for our products; our ability to successfully identify and make performance and productivity improvements; anticipated returns on our capital investments; our ability to achieve benefits from acquisitions, including the KapStone Acquisition, and the timing thereof, including synergies and performance improvements; our ability to successfully implement capital projects; the possibility of and uncertainties related to planned mill outages or production disruptions; market risk from changes in interest rates and commodity prices; increases in energy, raw materials, shipping and capital equipment costs; fluctuations in selling prices and volumes; intense competition; the potential loss of key customers; the impact of the Tax Act; the impact of operational restructuring activities; the impact of economic conditions, including expected price changes, competitive pricing pressures and cost increases; our desire or ability to continue to repurchase Common Stock; environmental liabilities; the cost and other effects of complying with governmental laws and regulations; the scope, timing and outcome of any litigation; future debt repayment; our ability to fund our capital expenditures, interest payments, dividends and stock repurchases, pension payments, working capital needs, note repurchases, restructuring activities, repayments of current portion of long-term debt and other corporate actions; the expected impact of implementing new accounting standards; the impact of changes in assumptions and estimates on which we based the design of our system of disclosure controls and procedures; the occurrence of severe weather or a natural disaster, such as a hurricane, tropical storm, earthquake, tornado, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair, which could result in operational disruptions of varied duration; adverse changes in general market and industry conditions; and other risks, uncertainties and factors discussed in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K, as updated by our subsequent filings. The information contained herein speaks as of the date hereof and we do not have or undertake any obligation to update such information as future events unfold.

SUMMARY

You should read the following summary together with the more detailed information appearing elsewhere in or incorporated by reference in this prospectus supplement. In this prospectus supplement, references to “WestRock,” the “Company,” “we,” “us,” and “our” refer to the business of WestRock Company and its subsidiaries on a consolidated basis for periods on or after November 2, 2018 and to WRKCo (formerly known as WestRock Company) and its subsidiaries on a consolidated basis for periods prior to November 2, 2018. References to “WRKCo” or the “Issuer” refer only to WRKCo Inc., and not to any of its subsidiaries, references to “Parent” refer to WestRock Company and not to any of its subsidiaries, references to “WRK RKT” and “RockTenn” refer to WestRock RKT, LLC, a wholly owned direct subsidiary of the Issuer formerly known as WestRock RKT Company and Rock-Tenn Company, and references to “WRK MWV” and “MWV” refer to WestRock MWV, LLC, a wholly owned direct subsidiary of the Issuer formerly known as MeadWestvaco Corporation.

Overview

We are a multinational provider of paper and packaging solutions for consumer and corrugated packaging markets. We partner with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. Our team members support customers around the world from operating and business locations in North America, South America, Europe, Asia and Australia. We also sell real estate primarily in the Charleston, South Carolina region.

Our Business

We report our financial results of operations in the following three reportable segments: Corrugated Packaging, which consists of our containerboard mill, corrugated packaging and distribution operations, as well as our merchandising displays and recycling procurement operations; Consumer Packaging, which consists of our consumer mills, folding carton, beverage and partition operations; and Land and Development, which sells real estate primarily in the Charleston, SC region. Effective in the first quarter of fiscal 2019, we aligned our financial results for all periods presented to move our merchandising displays operations from our Consumer Packaging segment to our Corrugated Packaging segment and to allocate certain previously non-allocated costs and certain pension and other postretirement non-service income to our reportable segments. Separately, in the first quarter of fiscal 2019, we began conducting our recycling operations primarily as a procurement function and, as a result, no recycling net sales are recorded and the margin from the operations reduces cost of goods sold. Certain income and expenses are not allocated to our segments and, thus, the information that management uses to make operating decisions and assess performance does not reflect these amounts. Items not allocated are reported as non-allocated expenses or in other line items in the table below after segment income.

Recent Developments

KapStone Acquisition

On November 2, 2018, we completed the KapStone Acquisition and a corporate restructuring. The acquisition consideration was equal to $35.00 per KapStone share which, together with the assumption of approximately $1.4 billion in net debt, the issuance of approximately 1.6 million shares of WestRock common stock and equity awards replaced with WestRock equity awards with substantially identical terms represents a total acquisition consideration of approximately $4.9 billion.

As a result of these transactions, both WRKCo, formerly known as WestRock Company, and KapStone are wholly owned subsidiaries of WestRock Company. WestRock MWV, LLC and WestRock RKT, LLC remain subsidiaries of WRKCo. WestRock Company was formed on January 25, 2018 for the purpose of effecting the KapStone Acquisition and, prior to the consummation of the KapStone Acquisition, did not conduct any activities other than those incidental to its formation and the matters incidental to the Merger Agreement. We discuss the KapStone Acquisition in more detail in “Note 2. Mergers, Acquisitions and Investment” of the notes to our audited consolidated financial statements included in our Recast 8-K, incorporated by reference herein.

KapStone is a leading North American producer and distributor of containerboard, corrugated products and specialty papers, including liner and medium containerboard, kraft papers and saturating kraft. KapStone also owns Victory Packaging, a packaging solutions distribution company with facilities in the United States, Canada and Mexico. Prior to the consummation of the KapStone Acquisition, KapStone filed annual, quarterly and special reports, proxy statements and other information with the SEC. Nothing in this prospectus supplement shall be deemed to incorporate any report, statement or other information filed or furnished by KapStone with the SEC. According to KapStone’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017, KapStone had net sales of $3,316 million and operating income of $199 million for its fiscal year ended December 31, 2017, and, according to KapStone’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, KapStone had net sales of $2,606 million and operating income of $241 million for the nine months ended September 30, 2018.

Commencing on November 2, 2018, KapStone is included in our consolidated financial statements.

Related Financing Transactions

In connection with the KapStone Acquisition, on November 2, 2018, WRKCo borrowed $3.8 billion under the Delayed Draw Credit Facilities (as defined below). The borrowings under the Delayed Draw Credit Facilities consisted of a 364-day senior unsecured term loan in an aggregate principal amount of $300 million, a three-year senior unsecured term loan in an aggregate principal amount of $1.75 billion and a five-year senior unsecured term loan in an aggregate principal amount of $1.75 billion, and were used by the Company to pay, in part, the cash portion of the consideration for the KapStone Acquisition, to repay certain existing indebtedness of KapStone and to pay fees and expenses incurred in connection with the KapStone Acquisition. See “Description of Other Indebtedness—Delayed Draw Credit Facilities”. In connection therewith, the Company also borrowed approximately $125 million under its existing Receivables Facility (as defined below) and $325 million under KapStone’s accounts receivable securitization facility. See “Description of Other Indebtedness—Receivables Facility”.

On December 3, 2018, in connection with the issuance of the 2026 Senior Notes and 2029 Senior Notes (each as defined in “Description of Other Indebtedness—Debt Securities and Other Indebtedness”), we repaid the $300.0 million 364-day term loan, and prepaid $926.5 million of the 3-year term loan and $262.5 million of the 5-year term loan. At March 31, 2019, there was $822.5 million outstanding on the 3-year term loan and $1,483.9 million outstanding on the 5-year term loan.

As a result of the KapStone Acquisition, among other things, WestRock became the ultimate parent of the WRKCo, KapStone and their respective subsidiaries. The organization of the Company after consummation of the KapStone Acquisition is illustrated below.

Corporate Information

WestRock is a publicly traded Delaware corporation. WestRock’s common stock is listed on the NYSE under the symbol “WRK.” WRKCo is a Delaware corporation and a wholly owned subsidiary of WestRock. WestRock MWV is a Delaware limited liability company and a wholly owned subsidiary of WRKCo. WestRock RKT is a Georgia limited liability company and a wholly owned subsidiary of WRKCo. WestRock’s principal executive offices are located at 1000 Abernathy Road NE, Atlanta, Georgia 30328. Our telephone number is (770) 448-2193, and our website address is www.westrock.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms of the notes.

Issuer	WRKCo Inc.

Notes Offered	$ million aggregate principal amount of % Senior Notes due 2028.

$ million aggregate principal amount of % Senior Notes due 2032.

Maturity Dates	, 2028, in the case of the 2028 notes.

, 2032, in the case of the 2032 notes.

Interest	Interest on the notes will accrue at a rate of % per year in the case of the 2028 notes and % per year in the case of the 2032 notes, in each case, payable semi—annually in cash in arrears on and of each year, commencing , 2019.

Guarantees

The notes will initially be guaranteed, on a full, joint and several basis, by each of Parent, WRK MWV and WRK RKT but not by any of Parent’s other subsidiaries. The guarantees of the Guarantors will be released in the circumstances described under “Description of Notes—The Guarantees.” Our non-Guarantor subsidiaries represented approximately 89.2% of our net sales (excluding intercompany sales) for the fiscal year ended September 30, 2018 and 90.4% of our net sales (excluding intercompany sales) for the six months ended March 31, 2019. In addition, these non-Guarantor subsidiaries represented approximately 99.8% of our net property, plant and equipment as of March 31, 2019 and had total indebtedness (excluding intercompany indebtedness) outstanding of approximately $1.5 billion as of such date, of which approximately $599 million consists of borrowings under the Farm Credit Facility (as defined in “Description of Other Indebtedness”), approximately $460 million consists of borrowings under the Rabobank Credit Facility (as defined in “Description of Other Indebtedness”), approximately $251 million consists of supplier financing, commercial card programs, other debt and debt of certain of our foreign subsidiaries and approximately $150 million consists of borrowings under the Receivables Facility (as defined in “Description of Other Indebtedness”). The borrowers under the Farm Credit Facility are certain subsidiaries of WRKCo and the facility is currently guaranteed by Parent, WRKCo, WRK MWV and WRK RKT. The borrowers under the Rabobank Credit Facility are certain non-U.S. subsidiaries of the Issuer and the facility is currently guaranteed by the Issuer and Parent. In April 2019, we entered into the Brazil Delayed Draw Credit Facilities (as defined in “Description of Other Indebtedness”) and borrowed BRL

125.0 million under the facility. The borrower under the Brazil Delayed Draw Credit Facilities is a Brazilian subsidiary and the facility is currently guaranteed by the Parent.

Additional financial information with respect to the Guarantors, the Issuer and the non-Guarantor subsidiaries can be found in “Note 24. Selected Condensed Consolidating Financial Statements of Parent, Issuer, Guarantors and non-Guarantors” of the notes to our audited consolidated financial statements included in our Recast 8-K, and “Note 13. Selected Condensed Consolidating Financial Statements of Parent, Issuer, Guarantors and non-Guarantors” of the notes to our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the six months ended March 31, 2019 (the “Q2 2019 10-Q”), each incorporated by reference herein.

Ranking	The notes and the guarantees will constitute unsecured unsubordinated obligations of the applicable obligor. Each will: rank equally in right of payment with all of the applicable obligor’s existing and future unsecured and unsubordinated debt; rank senior in right of payment to all of the applicable obligor’s existing and future subordinated debt; be effectively junior to the applicable obligor’s existing and future secured debt to the extent of the value of the assets securing such debt; and be structurally subordinated to all of the existing and future liabilities of each subsidiary of the applicable obligor (that is not itself an obligor) that does not guarantee the notes. As of March 31, 2019, on an as adjusted basis to give effect to the notes offering hereby and our use of proceeds to redeem all of the $250.0 million principal amount of 2019 Notes (as defined in “Use of Proceeds”), to redeem all of the $350.0 million principal amount of 2020 Notes (as defined in “Use of Proceeds”), to reduce outstanding indebtedness under our 3-year term loan under the Delayed Draw Credit Facilities (as defined in “Description of Other Indebtedness”) and under our commercial paper program, the total outstanding debt of the Parent, excluding unused commitments made by lenders, would have been $10.8 billion, of which amount $339.0 million would have been secured. As of that date, none of the Parent’s debt would have been subordinated to the notes. See “Capitalization.”

Optional Redemption	Prior to the applicable Par Call Date (as defined herein), each series of notes will be redeemable at the Issuer’s option, at whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the respective series of notes redeemed plus accrued and unpaid interest, if any, to but not including, the redemption date, plus an applicable “make—whole” premium. In addition, the Issuer will have the right to redeem each series of notes on or after the applicable Par Call Date, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the redeemed notes plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement) with respect to a series of notes, each holder of such series of notes will have the right to require the Issuer to repurchase such holder’s notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of Notes—Change of Control Offer.”

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to: grant liens on our assets; and enter into sale and leaseback transactions. In addition, the indenture will limit the ability of the Issuer and each Guarantor to merge, consolidate or sell, convey, transfer or lease our or their properties and assets substantially as an entirety.

Use of Proceeds	We intend to use the net proceeds of this offering to redeem all of the $250.0 million principal amount of 2019 Notes, to redeem all of the $350.0 million principal amount of 2020 Notes, to reduce outstanding indebtedness under our 3-year term loan under the Delayed Draw Credit Facilities and under our commercial paper program, and for general corporate purposes. See “Use of Proceeds”.

Risk Factors	Investment in the notes involves certain risks. You should carefully consider the information in the section entitled “Risk Factors” and all other information included or incorporated by reference in this prospectus supplement before investing in the notes.

Denomination and Form	We will issue the notes in the form of one or more fully registered book-entry global notes for each series of notes registered in the name of the nominee of The Depository Trust Company, DTC or the Depositary. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary, including accounts maintained by Clearstream or Euroclear, as the case may be, in the Depositary. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of the notes under the Indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Book Entry, Delivery and Form” in this prospectus supplement.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	New York

Conflicts of Interest	Certain of the underwriters or their affiliates may be holders of a portion of the 2019 Notes and/or the 2020 Notes and/or lenders or agents under the Delayed Draw Credit Facilities and may receive a portion of the net proceeds of this offering used to redeem all or a portion of the 2019 Notes and the 2020 Notes and to repay amounts outstanding under the Delayed Draw Credit Facilities. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated. See “Use of Proceeds” and “Underwriters; Conflicts of Interest”.

Summary Consolidated Financial Data of WestRock Company

The following table sets forth summary consolidated financial data of WestRock. As a result of the KapStone Acquisition, WestRock became the direct parent of WRKCo and the successor registrant pursuant to Rule 12g-3(c) under the Exchange Act. As a result, the historical consolidated financial statements of WRKCo for periods prior to the KapStone Acquisition (including the fiscal year ended September 30, 2018) are considered to be the historical financial statements of WestRock also.

We derived the summary consolidated statement of operations data and summary consolidated statements of cash flows data for the years ended September 30, 2018, 2017 and 2016 and the summary consolidated balance sheet data as of September 30, 2018 and 2017 from the audited consolidated financial statements of WestRock incorporated by reference in this prospectus supplement. We derived the summary consolidated balance sheet data as of September 30, 2016 from the audited consolidated financial statements of WestRock not included or incorporated by reference in this prospectus supplement.

We have derived the summary consolidated statement of operations data and summary consolidated statements of cash flows data for each of the six months ended March 31, 2019 and 2018 and the summary consolidated balance sheet data as of March 31, 2019 from the unaudited consolidated financial statements of WestRock incorporated by reference into this prospectus supplement. The summary financial information as of and for each of the six months ended March 31, 2019 and 2018 includes all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. The results of operations for the six months ended March 31, 2019 are not necessarily indicative of the results for our full fiscal year ending September 30, 2019.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, WestRock’s audited consolidated financial statements and the notes thereto filed as exhibits to the Recast 8-K and WestRock’s unaudited consolidated financial statements and the notes thereto included in the Q2 2019 10-Q, each incorporated by reference in this prospectus supplement, and other financial information included or incorporated by reference in this prospectus supplement.

	Six Months Ended March 31,		Fiscal Year Ended September 30,
(In millions)	2019	2018	2018	2017	2016
Statement of Operations Data:
Net sales	$8,947.4	$7,911.0	$16,285.1	$14,859.7	$14,171.8
Cost of goods sold	7,266.0	6,348.1	12,923.1	12,141.5	11,438.9
Selling, general and administrative, excluding intangible amortization	845.0	776.6	1,546.6	1,457.2	1,437.7
Selling, general and administrative intangible amortization	195.3	147.7	296.6	229.6	211.8
(Gain) loss on disposal of assets	(43.8)	3.9	10.1	4.8	0.7
Multiemployer pension withdrawals	—	180.0	184.2	—	—
Land and Development impairments	13.0	27.6	31.9	46.7	—
Restructuring and other costs	89.2	48.0	105.4	196.7	366.4

Operating profit	582.7	379.1	1,187.2	783.2	716.3
Interest expense, net	(206.2)	(143.1)	(293.8)	(222.5)	(212.5)
(Loss) gain on extinguishment of debt	(1.5)	(0.9)	(0.1)	1.8	2.7
Pension and other postretirement non-service income (expense)	36.0	49.2	95.3	51.8	(286.0)
Other (expense) income, net	(6.0)	3.6	12.7	11.5	14.4
Equity in income of unconsolidated entities	6.6	15.7	33.5	39.0	9.7
Gain on sale of HH&B (1)	—	—	—	192.8	—

Income from continuing operations before income taxes	411.6	303.6	1,034.8	857.6	244.6
Income tax (expense) benefit	(109.9)	1,054.4	874.5	(159.0)	(89.8)

Income from continuing operations	301.7	1,358.0	1,909.3	698.6	154.8
Loss from discontinued operations (net of income tax benefit of $0, $0, $0, $0 and $32.3)	—	—	—	—	(544.7)

Consolidated net income (loss)	301.7	1,358.0	1,909.3	698.6	(389.9)
Less: Net (income) loss attributable to noncontrolling interests	(2.2)	0.3	(3.2)	9.6	(6.4)

Net income (loss) attributable to common stockholders	$299.5	$1,358.3	$1,906.1	$708.2	$(396.3)

	March 31,	September 30,
(In millions)	2019	2018	2017
Balance Sheet Data (at period end):
Cash and cash equivalents	$154.2	$636.8	$298.1
Working capital (2)	2,435.6	1,555.7	1,785.8
Net property, plant and equipment	11,029.4	9,082.5	9,118.3
Total assets	30,693.0	25,360.5	25,089.0
Total debt	10,795.5	6,415.2	6,554.8
Total equity	11,653.6	11,482.4	10,386.1

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2019	2018	2018	2017	2016

Other Financial Data:
Net cash provided by operating activities	$665.0	$473.7	$1,931.2	$1,463.8	$1,223.3
Net cash used for investing activities	(3,850.6)	(441.1)	(815.1)	(868.7)	(868.1)
Net cash provided by (used for) financing activities	2,704.8	(62.3)	(755.1)	(655.4)	(231.0)
Capital expenditures	(625.4)	(426.7)	(999.9)	(778.6)	(796.7)
Depreciation, depletion and amortization	742.8	622.5	1,252.2	1,112.1	1,141.9

(1)

See “Part I—Item 1. Business—General” and “Note 1. Description of Business and Summary of Significant Accounting Policies—Description of Business” in the notes to the audited consolidated financial statements in the Recast 8-K.

(2)	Working capital is defined as total current assets less cash and cash equivalents and restricted cash net of total current liabilities, excluding current portion of debt.

RISK FACTORS

An investment in the notes is subject to risks and uncertainties. You should carefully consider the risks described below in addition to the other information contained or incorporated by reference in this prospectus supplement, including under the heading “Item 1A. Risk Factors” in the 2018 10-K, before deciding whether to purchase the notes. Realization of any of these risks could have a material adverse effect on our business, financial condition, cash flows and results of operations or could materially affect the value or liquidity of the notes and result in the loss of all or part of your investment in the notes.

Risks Relating to this Offering

Our indebtedness may impair our financial condition and prevent the Issuer from fulfilling its obligations under the notes and us from fulfilling our obligations under our other debt instruments.

As of March 31, 2019, on an as adjusted basis to give effect to the notes offering hereby and our use of proceeds to redeem all of the $250.0 million principal amount of 2019 Notes, redeem all of the $350.0 million principal amount of 2020 Notes and reduce outstanding indebtedness under our 3-year term loan under the Delayed Draw Credit Facilities and under our commercial paper program, the total outstanding debt of the Parent, excluding unused commitments made by lenders, would have been $10.8 billion, of which amount $339.0 million would have been secured, and we would have had approximately $122.3 million of outstanding letters of credit not drawn upon and approximately $2.3 billion of availability under our committed credit facilities. Subject to satisfying certain conditions thereunder, we also had the ability to increase our borrowings under our receivables-backed financing facility (the “Receivables Facility”). See “Capitalization.”

Our indebtedness could have important consequences to you, including:

•	making it more difficult for the Issuer to satisfy its obligations with respect to the notes;

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

•

requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our strategy and other general corporate purposes;

•

making us more vulnerable to adverse changes in general economic, industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with those of our competitors that have less debt; and

•

exposing us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Despite current indebtedness levels, we may still incur more debt. The incurrence of additional debt could further exacerbate the risks associated with our indebtedness.

Subject to certain limitations, our indentures governing the debt securities previously issued by the Issuer, MWV and RockTenn, the 2015 Credit Agreement, the Delayed Draw Credit Agreement, the Farm Loan Credit Agreement, the Rabobank Credit Agreement and the New Revolving Credit Agreement (each as defined below) permit, and the indenture governing the notes offered hereby will permit, us and our subsidiaries to incur additional debt. If new debt is added to our or any such subsidiary’s current debt levels, the risks described above in the previous risk factor could intensify.

The restrictive covenants in our existing and expected future debt may affect our ability to operate our business successfully.

The 2015 Credit Agreement, the Delayed Draw Credit Agreement, the Farm Loan Credit Agreement, the Rabobank Credit Agreement and the New Revolving Credit Agreement contain, and our future debt instruments may contain, various provisions that limit our ability to, among other things: incur liens; incur additional indebtedness, guarantees or other contingent obligations; engage in mergers and consolidations; and make sales, transfers and other dispositions of property and assets. The indentures governing the debt securities previously issued by the Issuer, MWV and RockTenn contain, and the indenture governing the notes offered hereby will contain, various provisions that limit our ability to, among other things: incur liens; enter into sale and leaseback transactions; engage in mergers and consolidations; and make sales, transfers and other dispositions of property and assets. These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities.

In addition, the 2015 Credit Agreement, the Delayed Draw Credit Agreement, the Farm Loan Credit Agreement, the Rabobank Credit Agreement and the New Revolving Credit Agreement require us to maintain specified financial ratios and satisfy certain financial condition tests. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants or any other restrictive covenants contained in the definitive documentation governing our indebtedness would result in an event of default. If an event of default in respect of any of our indebtedness occurs, the holders of the affected indebtedness could declare all amounts outstanding, together with accrued interest, to be immediately due and payable, which, in turn, could cause the default and acceleration of the maturity of our other indebtedness. We are permitted to incur substantial amounts of secured debt under our existing debt instruments, the 2015 Credit Facility, the Delayed Draw Credit Facilities, the Farm Credit Facility, the Rabobank Credit Facility and the New Revolving Credit Facility. If, upon an acceleration, we were unable to pay amounts owed in respect of any such indebtedness secured by liens on our assets, then the lenders of such indebtedness could proceed against the collateral pledged to them. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes. See “Description of Other Indebtedness” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Note 13. Debt” of the notes to consolidated financial statements included in our Recast 8-K, incorporated by reference in this prospectus supplement, for additional information.

Our credit ratings may not reflect the risks of investing in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market price of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Repayment of the Issuer’s debt, including the notes, is dependent on cash flow generated by subsidiaries.

The Issuer and each Guarantor is a holding company that conducts substantially all of its business through subsidiaries. Accordingly, repayment of the Issuer’s indebtedness, including the notes, is dependent on the generation of cash flow by the Issuer’s and each Guarantor’s subsidiaries, as applicable, and their ability to make such cash available to the Issuer and the Guarantors, as applicable, by dividend, debt repayment or otherwise. The Issuer’s and the Guarantors’ subsidiaries may not be able to, or be permitted to, make distributions to enable them to make payments in respect of their obligations, including with respect to the notes in the case of the Issuer and the guarantees in the case of the Guarantors. Each of the Issuer’s and the Guarantors’ subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the Issuer’s and the Guarantors’ ability to obtain cash from their subsidiaries. In the event that the Issuer and the Guarantors do not receive distributions from their subsidiaries, the Issuer and the Guarantors may be unable to make required principal and interest payments on their obligations, including with respect to the notes and the guarantees.

The notes and the guarantees will be unsecured and effectively subordinated to the Issuer’s and the Guarantors’ existing and future secured debt.

The notes and the guarantees will not be secured by any of the assets of the Issuer or the Guarantors. If the Issuer or any of the Guarantors become insolvent or are liquidated, or if payment under any instrument governing their secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, the lenders under the Issuer’s and the Guarantors’ secured indebtedness will have a priority claim on the Issuer’s and the Guarantors’ assets securing the debt owed to them. In that event, because the notes and the guarantees will not be secured by any of the Issuer’s or the Guarantors’ assets or the assets of their subsidiaries, it is possible that their remaining assets might be insufficient to satisfy your claims in full. The Issuer will be permitted to incur substantial amounts of secured debt in the future without securing the notes under the terms of the indenture. See “Description of Notes—Certain Covenants—Restrictions on Liens.”

The notes will be structurally subordinated to all indebtedness and other liabilities of the Issuer’s subsidiaries that are not Guarantors.

The Issuer’s obligations under the notes will initially be guaranteed by the Issuer’s parent company, WestRock Company, and by the Issuer’s subsidiaries, WRK MWV and WRK RKT, only and not by any of our other subsidiaries. You will not have any claim as a creditor against the Issuer’s subsidiaries that are not Guarantors, and the existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of non-Guarantor subsidiaries of the Issuer will be structurally senior to any claim you may have against the Issuer’s non-Guarantor subsidiaries relating to the notes. In the event of a bankruptcy, liquidation, reorganization or other winding up of the Issuer’s non-Guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Issuer.

Our non-Guarantor subsidiaries represented approximately 89.2% of our net sales (excluding intercompany sales) for the fiscal year ended September 30, 2018 and 90.4% of our net sales (excluding intercompany sales) for the six months ended March 31, 2019. In addition, these non-Guarantor subsidiaries represented approximately 99.8% of our net property, plant and equipment as of March 31, 2019 and had total indebtedness (excluding intercompany indebtedness) outstanding of approximately $1.5 billion as of such date, of which approximately $599 million consists of borrowings under the Farm Credit Facility (as defined below), approximately $460 million consists of borrowings under the Rabobank Credit Facility (as defined below), approximately $251 million consists of supplier financing, commercial card programs, other debt and debt of certain of our foreign subsidiaries and approximately $150 million consists of borrowings under the Receivables Facility. In April 2019, we entered into the Brazil Delayed Draw Credit Facilities and borrowed BRL

125.0 million under the facility. Additional financial information with respect to the Guarantors, the Issuer and the non-Guarantor subsidiaries can be found in “Note 24. Selected Condensed Consolidating Financial Statements of Parent, Issuer, Guarantors and non-Guarantors” of the notes to the audited consolidated financial statements included in our Recast 8-K, and “Note 13. Selected Condensed Consolidating Financial Statements of Parent, Issuer, Guarantors and non-Guarantors” of the notes to our unaudited consolidated financial statements in our Q2 2019 10-Q, each incorporated by reference herein.

The guarantees of the notes may be released.

As described under “Description of Notes—The Guarantees,” a guarantee of the notes can be released without the consent of the holders of the notes in certain circumstances, including a release of a guarantee by the applicable Subsidiary Guarantor (as defined herein) upon the release of its guarantees of all our other Capital Markets Debt. Accordingly, if we refinance all such specified indebtedness or the holders of such indebtedness agree to release the guarantees of such indebtedness, we will be permitted to release the guarantees of the Subsidiary Guarantors. The guarantee of Parent will be automatically released and will terminate upon the merger of Parent with or into the Issuer or another Guarantor, the consolidation of Parent with the Issuer or another Guarantor or the transfer of all or substantially all of the assets of Parent to the Issuer or a Guarantor.

Federal and state statutes could allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the notes and require note holders to return payments received from Guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a guarantee or claims related to the notes or subordinate a guarantee to all of our other debts or to all other debts of a Guarantor if, among other things, the Issuer or a Guarantor, at the time the Issuer or such Guarantor incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

•	the Guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the Guarantor was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	the Guarantor intended to incur, or believed that it would incur, debts beyond the Guarantor’s ability to pay such debts as they mature.

In addition, a court could void any payment by a Guarantor pursuant to the notes or a guarantee and require that payment to be returned to such Guarantor or to a fund for the benefit of the creditors of the Guarantor. The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There can be no assurance as to what standard a court would apply in making such determinations or that a court would agree with our or any Guarantors’ conclusions in this regard.

The Issuer may not have the funds to purchase the notes tendered in connection with a change of control offer as required by the indenture governing the notes.

On a Change of Control Triggering Event, as defined in the indenture, with respect to a series of notes, subject to certain conditions, the Issuer is required to offer to repurchase all outstanding notes of such series at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from those sources will be available at the time of any Change of Control Triggering Event to make required repurchases of notes tendered. Certain of our other debt instruments contain similar repurchase provisions. In addition, the terms of the 2015 Credit Agreement, the Delayed Draw Credit Facilities, the Farm Loan Credit Agreement, the Rabobank Credit Agreement and the New Revolving Credit Agreement provide that certain change of control events constitute an event of default thereunder. Our future debt agreements may contain similar provisions and restrictions on our ability to repurchase notes. If the holders with respect to a series of notes exercise their right to require the Issuer to repurchase notes of such series on a Change of Control Triggering Event, the financial effect of this repurchase could cause a default under our other debt, even if the Change of Control Triggering Event itself would not cause a default. Accordingly, it is possible that the Issuer will not have sufficient funds at the time of the Change of Control Triggering Event to make the required repurchase of our other debt and the notes or that restrictions in other indebtedness will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of Notes—Change of Control Offer.”

Certain of our borrowings and other obligations are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

The terms of the 2015 Credit Facility, the Delayed Draw Credit Facilities, the Farm Credit Facility, the Rabobank Credit Facility and the New Revolving Credit Facility allow us to elect to accrue interest according to the alternate base rate or the London Interbank Offered Rate, which we refer to as LIBOR, in each case plus an applicable margin as set forth therein. As a result, as of March 31, 2019, all of our indebtedness under the 2015 Credit Facility, the Delayed Draw Credit Facilities, the Farm Credit Facility, the Rabobank Credit Facility and the New Revolving Credit Facility had an interest rate that varies depending on either the base rate or LIBOR. In addition, the Receivables Facility has a variable borrowing rate based upon LIBOR. An increase in the base rate or LIBOR would increase our interest payment obligations under the 2015 Credit Facility, the Delayed Draw Credit Facilities, the Farm Credit Facility, the Rabobank Credit Facility, the New Revolving Credit Facility and the Receivables Facility (in the case of an increase in LIBOR) and could have a negative effect on our cash flow and financial condition.

The Chief Executive of the United Kingdom Financial Conduct Authority has announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021 (“FCA Announcement”). The FCA Announcement indicates that the continuation of LIBOR on the current basis is not guaranteed after 2021 and, based on the foregoing, it appears likely that LIBOR will be discontinued or modified by 2021. It is not possible to predict the effect the FCA Announcement, any discontinuation, modification or other reforms to LIBOR or the establishment of alternative reference rates may have on LIBOR. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for our borrowings that have an interest rate that varies with LIBOR to be materially different than expected.

There is no established trading market for the notes which may make it difficult for you to sell or pledge your notes.

There is no existing trading market for the notes. We cannot assure you that an active trading market will develop for either series of the notes or, if such a market does develop, be maintained. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation systems. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The underwriters are not obligated to repurchase the notes or to provide markets that would allow the notes to be traded. In addition, in response to prevailing interest rates and market conditions generally, as well as changes in our performance and our ability to effect the exchange offer and negative changes in the ratings assigned to us or our debt securities, the notes could trade at a price lower than their initial offering price.

Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the notes. In addition, in response to prevailing interest rates and market conditions generally, as well as changes in our performance and our ability to effect the exchange offer and negative changes in the ratings assigned to us or our debt securities, the notes could trade at a price lower than their initial offering price.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $                million, after deducting the underwriters’ discount and without giving effect to offering expenses payable by us. We intend to use the net proceeds of this offering to redeem all of the $250.0 million principal amount of WRK MWV’s 7.375% notes due on September 1, 2019 (the “2019 Notes”), to redeem all of the $350.0 million principal amount of WRK RKT’s 3.500% notes due March 1, 2020 (the “2020 Notes”), to reduce outstanding indebtedness under our 3-year term loan under the Delayed Draw Credit Facilities and under our commercial paper program and for general corporate purposes.

Certain of the underwriters or their affiliates may be holders of a portion of the 2019 Notes and/or the 2020 Notes and/or lenders or agents under the Delayed Draw Credit Facilities and may receive a portion of the net proceeds of this offering used to redeem all or a portion of the 2019 Notes and the 2020 Notes and to repay amounts outstanding under the Delayed Draw Credit Facilities. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated. See “Underwriters; Conflicts of Interest”.

CAPITALIZATION OF WESTROCK COMPANY

The following table sets forth WestRock’s cash and cash equivalents and capitalization as of March 31, 2019:

(i)	on an actual basis;

(ii)	on an as adjusted basis to give effect to the consummation of this offering and the application of the estimated proceeds from this offering in the manner described in “Use of Proceeds.”

You should read this table in conjunction with “Summary Consolidated Financial Data of WestRock Company” included elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto in the Recast 8-K and our unaudited consolidated financial statements and the notes thereto in our Q2 2019 10-Q, each incorporated by reference in this prospectus supplement.

	As of March 31, 2019
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$154.2	$
Debt:
Public bonds due fiscal 2019 to 2022 (1)	$1,114.1	$
Public bonds due fiscal 2023 to 2028 (2)	3,271.3
Notes offered hereby	—
Public bonds due fiscal 2029 to 2034 (2)	1,707.8
Public bonds due fiscal 2037 to 2047	179.1
Term loan facilities (1)	2,905.8
Revolving credit and swing facilities (3)(4)	527.2
Receivables-backed financing facility	150.0
Commercial paper (1)	588.3
Capital lease obligations	189.0
Supplier financing and commercial card programs	130.1
International and other debt (5)	32.8

Total debt	10,795.5
Total stockholders’ equity	11,640.8

Total capitalization	$22,436.3	$

(1)

As adjusted amount gives effect to the redemption of $250.0 million principal amount of the 2019 Notes, the redemption of $350 million principal amount of the 2020 Notes and the repayment of $                million outstanding indebtedness under our 3-year term loan under the Delayed Draw Credit Facilities and $                million of outstanding indebtedness under our commercial paper program. The redemption date for the 2019 Notes and 2020 Notes will be June 3, 2019.

(2)	Excludes the notes offered hereby.

(3)	Includes borrowings under the Rabobank Credit Facility which may be drawn in U.S. dollars, Pounds Sterling and Euros.

(4)

At March 31, 2019, we had approximately $122.3 million of letters of credit outstanding not drawn upon. At March 31, 2019, we had approximately $2.3 billion of availability under our committed credit facilities.

(5)

Excludes amounts incurred under the Brazil Delayed Draw Credit Facilities, entered into on April 10, 2019. On April 15, 2019, we borrowed BRL 125.0 million under the Brazil Delayed Draw Credit Facilities. See “Description of Other Indebtedness”.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, dated as of December 3, 2018, among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as supplemented by a second supplemental indenture, to be dated May     , 2019, establishing certain specific terms of the notes (the “Supplemental Indenture,” and the Base Indenture as so supplemented, the “Indenture”). The Indenture permits us to issue an unlimited amount of debt securities in one or more series. The statements under this caption relating to the Indenture and the notes are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the notes and those terms made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Base Indenture was filed as an exhibit to the registration statement of which this prospectus supplement forms a part. A copy of the Base Indenture and Supplemental Indenture may be obtained from us by following the instructions under the heading “Where You Can Find More Information” in this prospectus supplement. You should read the Indenture for provisions that may be important to you but which are not included in this summary.

References to the “Issuer,” “we,” “our” or “us” refer to WRKCo Inc. and not any of its subsidiaries. References to “Parent” refer to WestRock Company and not to any of its subsidiaries. References to the “Company” refer to the business of WestRock Company and its subsidiaries on a consolidated basis.

General

The initial offering of the                % senior notes due 2028 (the “2028 notes”) will be limited to $                million aggregate principal amount. The initial offering of the                % senior notes due 2032 (the “2032 notes”) will be limited to $                million aggregate principal amount. We refer to the 2028 notes and the 2032 notes as the “notes”. The 2028 notes and the 2032 notes will be separate series of debt securities under the Indenture.

We may, without notice to or the consent of the holders of the notes, issue additional notes having identical terms as each respective series of notes being issued in this offering, other than, as determined by the Issuer, the date of issuance, issue price, initial interest payment date and amount of interest payment on the initial interest payment date applicable thereto and certain other matters. Subject to certain exceptions, any such additional notes will be part of the same series as the respective series of notes issued in this offering and will be treated as one class with the respective series of notes being issued in this offering, including for purposes of waivers, amendments and redemptions.

The 2028 notes will bear interest at the rate of                % per annum. The 2028 notes will mature on                 , 2028. The 2028 notes will bear interest from                , 2019. Interest on the 2028 notes will be payable semiannually on                 and                 of each year, commencing                 , 2019, to the persons in whose names the 2028 notes are registered at the close of business on the                or                , as the case may be (whether or not any such date is a business day, as that term is defined in the Indenture), next preceding such interest payment date. The 2028 notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

The 2032 notes will bear interest at the rate of                % per annum. The 2032 notes will mature on                 , 2032. The 2032 notes will bear interest from                , 2019. Interest on the 2032 notes will be payable semiannually on                 and                 of each year, commencing                 , 2019, to the persons in whose names the 2032 notes are registered at the close of business on the                or                , as the case may be (whether or not any such date is a business day, as that term is defined in the Indenture), next preceding such interest payment date. The 2032 notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

If any interest payment date, stated maturity date, redemption date or repurchase date is not a Business Day, the payment otherwise required to be made on such date will be made on the next Business Day without any additional payment as a result of such delay.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be payable at the corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. Notes may be presented for exchange or registration of transfer at the office of the security registrar, which initially will be an office or agency of the trustee.

The Guarantees

The notes and our other obligations under the Indenture will be initially guaranteed, on a full, joint and several basis, by each of WestRock MWV, LLC (“WRK MWV”), WestRock RKT, LLC (“WRK RKT” and, together with WRK MWV, the “Subsidiary Guarantors”) and Parent (together with the Subsidiary Guarantors, the “Guarantors”). The Indenture will provide that the obligations of each Guarantor under its guarantee of the notes will be limited to the maximum amount as will result in the obligations of such Guarantor under its guarantee of the notes not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

A Subsidiary Guarantor may not consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving person) any other person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

•

the successor or purchaser (if other than us or another Guarantor) is a corporation, partnership, limited liability company or trust organized under the laws of the United States or any state thereof or the District of Columbia;

•

the successor or purchaser (if other than us or another Guarantor) expressly assumes such Subsidiary Guarantor’s obligations on its guarantee under a supplemental indenture and the performance or observance of every covenant of such Subsidiary Guarantor under the Indenture;

•

immediately after giving effect to the transaction and treating any Debt which becomes the Subsidiary Guarantor’s or any of its subsidiaries’ obligation as a result of such transaction as having been incurred by such Subsidiary Guarantor or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	the Subsidiary Guarantor has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating compliance with these provisions.

Upon any consolidation or merger, or any sale, conveyance, transfer or lease of the properties and assets of a Subsidiary Guarantor substantially as an entirety to any person in accordance with the Indenture, the successor formed by such consolidation or into or with which such Guarantor is merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, such Guarantor with the same effect as if it had been named as a Guarantor under the Indenture, and the predecessor shall be automatically and unconditionally released from all obligations under the Indenture and its guarantee; provided, however, that in the event of a lease, the predecessor shall not be released from the payment of principal and interest or other obligations on its guarantee.

Under the Indenture, a Subsidiary Guarantor will be automatically and unconditionally released from its guarantee of the notes and all its obligations under the Indenture, without any action required on the part of the Issuer, such Subsidiary Guarantor, the Trustee or any holder of the notes, upon such Subsidiary Guarantor ceasing to be an obligor (either as issuer or guarantor) in respect of any Capital Markets Debt if after giving effect thereto (and any other substantially concurrent transaction or transactions), such Subsidiary Guarantor is no longer an obligor (either as issuer or guarantor) in respect of any Capital Markets Debt (other than, before giving effect to the release of its guarantee of the notes, the notes). For purposes of this release provision, “Capital Markets Debt” means any debt for borrowed money that (a) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (b) has an aggregate principal amount outstanding of at least $25.0 million.

Under the Indenture, the guarantee of Parent will be automatically released and will terminate upon the merger of Parent with or into the Issuer or another Guarantor, the consolidation of Parent with the Issuer or another Guarantor or the transfer of all or substantially all of the assets of Parent to the Issuer or a Guarantor.

In addition, if we exercise our defeasance or covenant defeasance option with respect to the notes of a series as described under “—Satisfaction and Discharge of the Indenture; Defeasance,” each Guarantor will be automatically and unconditionally released from its guarantee of the notes of such series and all its obligations under the Indenture.

If the guarantee of a Guarantor is released in accordance with the foregoing provisions, upon request of the Issuer or the applicable Guarantor, the Trustee shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any holder of the notes.

Our non-Guarantor subsidiaries represented approximately 89.2% of our net sales (excluding intercompany sales) for the fiscal year ended September 30, 2018 and 90.4% of our net sales (excluding intercompany sales) for the six months ended March 31, 2019. In addition, these non-Guarantor subsidiaries represented approximately 99.8% of our net property, plant and equipment as of March 31, 2019 and had total indebtedness (excluding intercompany indebtedness) outstanding of approximately $1.5 billion as of such date, of which approximately $599 million consists of borrowings under the Farm Credit Facility, approximately $460 million consists of borrowings under the Rabobank Credit Facility, approximately $251 million consists of supplier financing, commercial card programs, other debt and debt of certain of Parent’s foreign subsidiaries and approximately $150 million consists of borrowings under the Receivables Facility. The borrowers under the Farm Credit Facility are certain subsidiaries of the Issuer and the facility is guaranteed by the Issuer, WestRock Company, WRK MWV and WRK RKT. The borrowers under the Rabobank Credit Facility are certain non-U.S. subsidiaries of the Issuer and the facility is guaranteed by the Issuer and Parent. In April 2019, we entered into the Brazil Delayed Draw Credit Facilities and borrowed BRL 125.0 million under the facility. The borrower under the Brazil Delayed Draw Credit Facilities is a Brazilian subsidiary and the facility is currently guaranteed by the Parent. Additional financial information with respect to the Guarantors, the Issuer and the non-Guarantor subsidiaries can be found in “Note 24. Selected Condensed Consolidating Financial Statements of Parent, Issuer, Guarantors and non-Guarantors” of the notes to our audited consolidated financial statements included in our Recast 8-K, and “Note 13. Selected Condensed Consolidating Financial Statements of Parent, Issuer, Guarantors and non-Guarantors” of the notes to our unaudited consolidated financial statements in our Q2 2019 10-Q, each incorporated by reference herein.

Ranking

The notes will be our unsecured unsubordinated obligations and will rank equal in right of payment with all of our other existing and future unsubordinated obligations. The notes will be effectively subordinated to our existing and future secured obligations to the extent of the value of the assets securing such obligations. The notes will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries that do not guarantee the notes, including trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our direct and indirect subsidiaries that do not guarantee the notes on the assets and earnings of such subsidiaries.

Each guarantee of the notes will be an unsecured unsubordinated obligation of the applicable Guarantor and will rank equal in right of payment with all other existing and future unsubordinated obligations of such Guarantor. Each guarantee of the notes will be effectively subordinated to all existing and future secured obligations of the applicable Guarantor to the extent of the value of the assets securing such obligations. Each guarantee will be structurally subordinated to all existing and future indebtedness and other obligations of subsidiaries of the Guarantors that do not guarantee the notes and are not the Issuer, including trade payables. This means that holders of the notes will have a junior position to the claims of creditors of such subsidiaries on the assets and earnings of such subsidiaries (unless the subsidiary is itself an obligor on the notes).

The Indenture will not limit the amount of debt that Parent, the Issuer or their respective subsidiaries are permitted to incur.

Optional Redemption

At any time before                 ,                , (the date that is                months prior to their maturity date (the “2028 Par Call Date”)), we may redeem the 2028 notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the 2028 notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2028 notes that would be due if such 2028 notes matured on the 2028 Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points;

plus, in each case, accrued and unpaid interest to, but not including, the redemption date.

At any time on or after the 2028 Par Call Date, we may redeem the 2028 notes in whole or in part at a redemption price equal to 100% of the principal amount of the 2028 notes, plus accrued and unpaid interest to, but not including, the redemption date.

At any time before                ,                , (the date that is                months prior to their maturity date (the “2032 Par Call Date”)), we may redeem the 2032 notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the 2032 notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2032 notes that would be due if such 2032 notes matured on the 2032 Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points;

plus, in each case, accrued and unpaid interest to, but not including, the redemption date.

At any time on or after the 2032 Par Call Date, we may redeem the 2032 notes in whole or in part at a redemption price equal to 100% of the principal amount of the 2032 notes, plus accrued and unpaid interest to, but not including, the redemption date.

At least 15 days but not more than 60 days before a redemption date, the Issuer shall give or cause to be given a notice of redemption to each holder whose notes are to be redeemed. Notice of any redemption of notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a change of control) may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date.

For purposes of the foregoing discussion, the following definitions apply:

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the Corporate Trust Office of the trustee is located, or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of the notes of the applicable series to be redeemed (assuming for this purpose that the notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the applicable series.

“Comparable Treasury Price” means, as determined by the Issuer, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealers” means BofA Securities, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Scotia Capital (USA) Inc., or an affiliate thereof which is a Primary Treasury Dealer, and TD Securities (USA) LLC; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date (or, in the case of discharge or defeasance prior to a redemption date, on the third Business Day preceding the date of the deposit of funds with the trustee).

“Treasury Rate” means, with respect to any redemption date, (1) the yield, which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the maturity date of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third Business Day preceding such redemption date (or in the case of discharge or defeasance prior to a redemption date, on the third Business Day preceding the date of deposit of funds with the trustee).

Change of Control Offer

If a Change of Control Triggering Event with respect to a series of notes occurs, unless we have exercised our right to redeem the notes of such series as described under “—Optional Redemption,” each holder of the notes of such series will have the right to require us to purchase all or a portion (equal to $2,000 principal amount and any integral multiples of $1,000 in excess thereof) of such holder’s notes of such series pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount of the notes of the applicable series repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

We will be required to send a notice to each holder of the notes of the applicable series by first class mail or by overnight air courier promising next Business Day delivery, in either case prepaid, at its address or, in the case of notes held in book-entry form, by electronic transmission, with a copy to the trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is given, other than as may be required by law (a “Change of Control Payment Date”). If the notice is given prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of the notes electing to have their notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes of the applicable series that have not been validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes of such series that have not been validly withdrawn; and

•

deliver or cause to be delivered to the trustee the repurchased notes of such series, accompanied by an officers’ certificate stating the aggregate principal amount of repurchased notes of such series.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all of the notes properly tendered and not withdrawn under its offer.

If 90% or more in principal amount of any series of notes then outstanding has been redeemed or purchased hereunder pursuant to a Change of Control Offer, we may, at our option, on not less than 30 or more than 60 days’ notice to the holders of such series of notes given within 30 days after the relevant Change of Control Payment Date, redeem or purchase (or procure the purchase of) the remaining outstanding notes of such series at 101% of their principal amount plus interest accrued to, but excluding, the date of such redemption or purchase.

The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent and, thus, the removal of incumbent management. Parent has no present intention to engage in a transaction involving a Change of Control, although it is possible that Parent could decide to do so in the future. As contemplated by the definition of “Change of Control,” Parent could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure, the capital structure of Parent or the credit ratings of the notes.

Restrictions on Parent’s and its subsidiaries’ ability to incur liens and enter into sale and leaseback transactions are contained in the covenants described under the captions “—Certain Covenants—Restrictions on Liens” and “—Restrictions on Sale and Lease-Back Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Triggering Event, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We may not have sufficient funds to repurchase all the notes upon a Change of Control Triggering Event. Even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our then existing debt instruments. See “Risk Factors—Risks Relating to the Offering—The Issuer may not have the funds to purchase the notes tendered in connection with a change of control offer as required by the indenture governing the notes.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of Parent’s assets and those of Parent’s subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder with respect to either series of notes to require us to repurchase the notes of the applicable series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of Parent’s assets and the assets of Parent’s subsidiaries, taken as a whole, to another person or group may be uncertain. In addition, Parent’s board of directors may approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing would permit Parent’s board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

For purposes of the foregoing discussion, the following definitions apply:

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Parent or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Parent, measured by voting power rather than number of shares;

(3) Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Parent or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of Parent cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of Parent.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) Parent becomes a direct or indirect wholly owned subsidiary of another person and (ii)(A) the direct or indirect holders of the Voting Stock of such other person immediately following that transaction are substantially the same as the holders of the Voting Stock of Parent immediately prior to that transaction or (B) immediately following that transaction no person (other than a person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such person.

“Change of Control Triggering Event” means the notes of the applicable series cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the intention to effect any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either Rating Agency has publicly announced that it is considering a possible ratings change), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces or publicly confirms in writing to the Issuer that such decision(s) resulted, in whole or in part, from any event or circumstance comprising part of or arising as a result of, or in respect of, such Change of Control or the first public announcement of the intention to effect such Change of Control (whether or not such Change of Control has occurred at the time of the downgrade or withdrawal in ratings). If a Rating Agency (including any successor to, or replacement Rating Agency for, a Rating Agency) is not providing a rating for the notes of such series at the commencement of any Trigger Period, the notes of such series will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of Parent who:

(1) was a member of such board of directors at the date of the Supplemental Indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Issuer under the circumstances permitting the Issuer to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to provide rating services to issuers or investors, the Issuer may appoint a replacement for such Rating Agency.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Restrictions on Liens

Parent will not, and will not cause or permit any of its subsidiaries to, create, suffer to exist, permit, incur or assume any Debt secured by a Mortgage on any of its or its subsidiaries’ Principal Property or any shares of Capital Stock of a Domestic Subsidiary of Parent that is the direct owner of a Principal Property without equally and ratably securing the notes. However, the foregoing restrictions will not apply to:

(1) Mortgages existing at the date on which the notes are first issued under the Indenture;

(2) Mortgages on Principal Property or shares of Capital Stock of any person at the time the person becomes a subsidiary of Parent (plus subsequent additions and improvements thereto);

(3) Mortgages on Principal Property or shares of Capital Stock existing at the time of the acquisition of such Principal Property or Capital Stock by Parent or its subsidiary (plus subsequent additions and improvements thereto);

(4) Mortgages to secure the payment of all or any part of the price of acquisition, construction or improvement of Principal Property or Capital Stock by Parent or its subsidiary, or to secure any Debt or obligation incurred by Parent or its subsidiary, prior to, at the time of, or within 180 days after, the later of the acquisition or completion of construction, including any improvements on a Principal Property, which Debt or obligation is incurred for the purpose of financing all or any part of the purchase, construction or improvement of such Principal Property;

(5) Mortgages securing any Debt or obligation of any of Parent’s subsidiaries owing to Parent or to another subsidiary of Parent;

(6) Mortgages on property or assets (plus subsequent additions and improvements thereto) of a person existing at the time the person is merged into or consolidated with Parent or its subsidiary or at the time of a sale, conveyance, transfer, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to Parent or its subsidiary;

(7) Mortgages on property or assets (plus subsequent additions and improvements thereto) of a person existing at the time Parent merges into or consolidates with this person or at the time of a sale, conveyance, transfer, lease or other disposition of Parent’s properties as an entirety or substantially as an entirety to this person;

(8) Mortgages on Parent’s or its subsidiaries’ property or assets in favor of the United States or any State thereof or any department, agency or instrumentality or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure partial progress, advance or other payments pursuant to any contract, statute, rule or regulation;

(9) Mortgages on Parent’s or its subsidiaries’ property or assets securing Debt or other obligations issued by or owed to the United States, any State thereof or any municipality, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any political subdivision thereof for the purpose of financing all or any part of the purchase price of or, in the case of real property, the cost of construction on, relocation of, maintenance of, or improvement of, any property or assets subject to such Mortgages (plus subsequent additions and improvements thereto) or within the jurisdiction of such entity, or otherwise in connection with any geographic incentivization arrangements, including tax reduction or other economic subsidization arrangements pertaining to local employment;

(10) Mortgages under worker’s compensation laws or similar legislation and Mortgages or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which Parent or any of its subsidiaries is a party, or to secure Parent’s or its subsidiaries’ public or statutory obligations, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, pensions, other post-employment benefits, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which Parent or Parent’s subsidiaries are a party;

(11) Mortgages created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Mortgages arising out of judgments or awards against Parent or Parent’s subsidiaries with respect to which Parent or Parent’s subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; Mortgages relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment; or Mortgages incurred by Parent or any of Parent’s subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which Parent or Parent’s subsidiaries is a party;

(12) Mortgages for taxes or assessments or governmental charges or levies not yet delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; Mortgages comprising landlord’s liens or liens of carriers, warehouseman, mechanics and materialman incurred in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings; and any other Mortgages incidental to the conduct of Parent or Parent’s subsidiaries’ business or the ownership of Parent’s respective property or assets not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of Parent’s board of directors, materially impair the use or value of such property or assets;

(13) any extension, renewal or replacement, or successive extensions, renewals or replacements, as a whole or in part, of any Mortgages referred to in the foregoing paragraphs (1) to (12) inclusive; provided that the principal amount of the Debt being extended, renewed or replaced is not increased (other than any increase attributable to accrued and unpaid interest and any fees, expenses and costs, including any prepayment, tender, exchange or repurchase premium in connection with such extension, renewal or replacement) and such extension, renewal or replacement, in the case of Debt secured by a Mortgage, shall be limited to all or a part of the same property or shares of Capital Stock that secured the Mortgage extended, renewed or replaced plus improvements on such property; and

(14) Mortgages not permitted by paragraphs (1) through (13) above if at the time of and after giving effect to the creation or assumption of any such Mortgage, the aggregate amount of all of Parent’s and Parent’s subsidiaries’ Debt secured by such Mortgages not so permitted by paragraphs (1) through (13) above, together with the Attributable Debt in respect of Sale and Lease-Back Transactions in respect of Principal Property not otherwise permitted by the covenant described under “—Restrictions on Sale and Lease-Back Transactions”, does not exceed 15% of Consolidated Net Tangible Assets measured at the time of creation or assumption of such Mortgage.

Restrictions on Sale and Lease-Back Transactions

Parent will not, and will not permit any of its subsidiaries to, enter into any Sale and Lease-Back Transaction in respect of Principal Property unless:

(1) Parent or such subsidiary would, at the time of entering into such Sale and Lease-Back Transaction, be entitled to incur Debt secured by a Mortgage on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the notes;

(2) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value, as determined by Parent’s board of directors, and an amount equal to the net proceeds from the sale of the Principal Property is applied, within 180 days of the Sale and Lease-Back Transaction:

(a)	to the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or

(b)	to the retirement or repayment, other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision, of:

(i)	securities or Funded Debt ranking equally with or senior to the notes, any guarantee of the notes or Funded Debt of any subsidiary of Parent, or

(ii)	Debt incurred by Parent or any subsidiary of Parent within 180 days prior to the effective date of any such Sale and Lease-Back Transaction that:

(X)	was used solely to finance the acquisition of the Principal Property that is the subject of such Sale and Lease-Back Transaction and

(Y)	is secured by a Mortgage on the Principal Property that is the subject of such Sale and Lease-Back Transaction; or

(3) the lease in the Sale and Lease-Back Transaction secures or relates to Debt or other obligations issued by or owed to the United States, any State thereof or any municipality, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any political subdivision thereof for the purpose of financing all or any part of the purchase price of or, in the case of real property, the cost of construction on, relocation of, maintenance of, or improvement of, any property or assets subject to such leases or within the jurisdiction of such entity, or otherwise in connection with any geographic incentivization arrangements, including tax reduction or other economic subsidization arrangements pertaining to local employment.

Certain Definitions

“Affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Attributable Debt” means, as to any particular lease under which any person is at the time liable, at the date of determination, the total net amount of rent required to be paid by such person under the lease during the remaining term (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the date of determination at the rate of interest per annum implicit in the terms of the lease, as determined in good faith by us, compounded annually. The net amount of rent required to be paid under the lease for any such period will be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents. In the case of any lease terminable by the lessee upon the payment of a penalty, Parent may elect for purposes of the determination of Attributable Debt either (1) that the net amount shall also include the amount of such penalty, but no rent will be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated or (2) that such penalty be disregarded but that rent be considered as required to the scheduled termination of such lease.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including any preferred interest but excluding any debt securities convertible into such shares or other interests.

“Consolidated Net Tangible Assets” means, on the date of determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

(1) all current liabilities (other than scheduled maturities of Debt previously recorded as long-term debt), and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly balance sheet of Parent and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Debt” means loans, notes, bonds, indentures or other similar evidences of indebtedness for money borrowed.

“Domestic Subsidiary of Parent” means any subsidiary that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date, including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Principal Property” means any manufacturing plant or manufacturing facility:

(1) owned by Parent or any of Parent’s subsidiaries,

(2) located in the continental United States, and

(3) the gross book value of which, on the date of determination, exceeds 2% of Consolidated Net Tangible Assets, except any plant or facility which, in the opinion of Parent’s board of directors as evidenced by a board resolution, is not of material importance to Parent and its subsidiaries’ business taken as a whole.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Parent or any subsidiary of Parent of any Principal Property, whether owned at the date of the issuance of the notes or thereafter acquired (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between Parent and any subsidiary of Parent, between any subsidiary of Parent and Parent, or between subsidiaries of Parent), which Principal Property has been or is to be sold or transferred by Parent or such subsidiary of Parent to such person with the intent of taking back a lease of such Principal Property.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

Consolidation, Merger and Sale of Assets

The Issuer

The Issuer may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless:

•

the successor or purchaser (if other than the Issuer) is a corporation, partnership, limited liability company or trust organized under the laws of the United States or any state thereof or the District of Columbia;

•

the successor or purchaser (if other than the Issuer) expressly assumes the Issuer’s obligations on the notes under a supplemental indenture and the performance or observance of every covenant of the Indenture to be performed by the Issuer;

•

immediately after giving effect to the transaction and treating any Debt which becomes the Issuer’s or any of the Issuer’s subsidiaries’ obligation as a result of such transaction as having been incurred by the Issuer or its subsidiaries at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	the Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Upon any consolidation or merger, or any sale, conveyance, transfer or lease of the properties and assets of the Issuer substantially as an entirety to any person in accordance with the Indenture, the successor formed by such consolidation or into or with which the Issuer is merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance, transfer or lease, the provisions of the Indenture referring to the “Issuer”, as applicable, shall refer instead to the successor and not to the Issuer), and shall exercise every right and power of the Issuer under the Indenture with the same effect as if such successor had been named the Issuer therein, and the predecessor shall be released from all obligations under the Indenture and the notes; provided, however, that in the event of a lease, the predecessor shall not be released from its payment obligations on the notes.

Parent

Parent may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless:

•

the successor or purchaser (if other than Parent) is a corporation, partnership, limited liability company or trust organized under the laws of the United States or any state thereof or the District of Columbia;

•

the successor or purchaser (if other than Parent, the Issuer or another Guarantor) expressly assumes Parent’s obligations on its guarantee under a supplemental indenture and the performance or observance of every covenant of the Indenture to be performed by Parent;

•

immediately after giving effect to the transaction and treating any Debt which becomes Parent’s or any of Parent’s subsidiaries’ obligation as a result of such transaction as having been incurred by Parent or Parent’s subsidiaries at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	Parent has delivered to the trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Upon any consolidation or merger, or any sale, conveyance, transfer or lease of the properties and assets of Parent substantially as an entirety to any person in accordance with the Indenture, the successor formed by such consolidation or into or with which Parent is merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, with the same effect as if such successor had been named therein, and the predecessor shall be automatically and unconditionally released from all obligations under the Indenture and the its guarantees; provided, however, that in the event of a lease, the predecessor shall not be released from its payment obligations on its guarantees.

Events of Default

Each of the following is an “Event of Default” in respect of each series of notes:

(1) default in the payment in respect of the principal of any note of such series when due and payable (whether at stated maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any note of such series when it becomes due and payable and continuance of such default for a period of 30 days;

(3) default in the performance, or breach, of any covenant or agreement in the Indenture by the Issuer or any Guarantor (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Issuer by the trustee or to the Issuer and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes of such series;

(4) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the notes) by Parent, the Issuer or any Significant Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $200.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $200.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(5) the entry against Parent, the Issuer or any Significant Subsidiary of a final non-appealable judgment or final non-appealable judgments for the payment of money in an aggregate amount in excess of $200.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(6) certain events in bankruptcy, insolvency or reorganization affecting Parent, the Issuer or any Significant Subsidiary (or any group of subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(7) except as permitted by the Indenture, any guarantee of the notes of such series shall for any reason cease to be, or it shall be asserted by any Guarantor or the Issuer not to be, in full force and effect.

An Event of Default under one series of notes does not necessarily constitute an Event of Default under any other series of notes. If an Event of Default with respect to the notes of a series (other than an Event of Default specified in clause (6) above with respect to the Issuer) occurs and is continuing, then and in every such case the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding notes of such series may declare the principal of all of the outstanding notes and any accrued interest on the notes to be due and payable immediately by a notice in writing to the Issuer (and to the trustee if given by holders of the notes); provided, however, that after such acceleration, but before a judgment or decree based on acceleration has been obtained or entered, the holders of a majority in aggregate principal amount of the then outstanding notes of such series may, under certain circumstances, rescind and annul such acceleration and its consequences if all Events of Default, other than the nonpayment of accelerated principal of or interest on the notes of such series, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the notes of a series solely because an Event of Default described in clause (4) above has occurred and is continuing, the declaration of acceleration of the notes of such series shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the trustee for the payment of amounts due on the notes of such series.

If an Event of Default specified in clause (6) above occurs with respect to the Issuer, the principal of and any accrued interest on the notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The trustee may withhold from holders of the notes of a series notice of any default (except default in payment of principal, premium, if any, and interest) if the trustee determines that withholding notice is in the interests of the holders.

No holder of any note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes of such series shall have made written request to the trustee, and provided indemnity satisfactory to the trustee, to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a holder of a note directly (as opposed to through the trustee) for enforcement of payment of the principal of, premium, if any) or interest on such note on or after the respective due dates expressed in such note.

The Issuer will be required to furnish to the trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Issuer also is required to notify the trustee if it becomes aware of the occurrence of any default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any holders of notes, the Issuer, the Guarantors and the trustee, at any time and from time to time, may enter into one or more supplemental indentures to the Indenture and any of the notes for any of the following purposes:

(1) to evidence the succession of another person to the Issuer or any Guarantor and the assumption by any such successor of the covenants of the Issuer or the applicable Guarantor in the Indenture, any guarantee and the notes;

(2) to add to the covenants of the Issuer or any Guarantor for the benefit of the holders, or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(3) to add additional Events of Default;

(4) to provide for uncertificated notes of a series in addition to or in place of the definitive notes of a series;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee;

(6) to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(7) to secure the notes;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the holders of the notes of the applicable series in any material respect, as determined in good faith by the board of directors of the Issuer;

(10) to conform the text of the Indenture, any supplemental indenture or the notes to any provision of this “Description of Notes”; or

(11) to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

With the consent of the holders of not less than a majority in aggregate principal amount of all debt securities (including the notes) issued pursuant to the Indenture (including consents obtained in connection with a tender offer or exchange offer) and then outstanding, voting as a single class, the Issuer and the trustee may enter into a supplemental indenture or supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, the debt securities or the guarantees or of modifying in any manner the rights of the holders of the debt securities under the Indenture as determined by the Issuer in good faith (which determination shall be binding), including the definitions therein; provided, that (i) if any such supplemental indenture would by its terms disproportionately and adversely affect a series of debt securities under the Indenture, as determined by the Issuer in good faith (which determination shall be binding), such supplemental indenture shall also require the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of such series and (ii) if any such supplemental indenture would only affect the debt securities of certain series, then only the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of such affected series (and not the consent of at least a majority in principal amount of all debt securities issued under the Indenture and then outstanding) shall be required; and provided, further, that no such supplemental indenture shall, without the consent of the holder of each outstanding note affected thereby:

(1) change the stated maturity of any note or of any installment of interest on any note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(2) modify or change any provision of the Indenture affecting the ranking of any notes or any guarantee in a manner adverse to the holders of such notes; or

(3) modify any of the provisions of this paragraph or the second succeeding paragraph, except to increase any such percentage required for such actions or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

In addition, unless permitted by another provision of the Indenture, without the consent of the holders of 66 2/3% in aggregate principal amount of the notes of a series (including consents obtained in connection with a tender offer or exchange offer), no such supplemental indenture shall release any Guarantor from its guarantee of the notes of such series.

The holders of not less than a majority in aggregate principal amount of all debt securities (including the notes) issued pursuant to the Indenture and then outstanding, voting as a single class, may on behalf of the holders of all the debt securities issued pursuant to the Indenture waive any prospective, existing or past default under the Indenture and its consequences; provided that (i) if any such waiver would by its terms disproportionately and adversely affect a series of debt securities under the Indenture, such waiver shall also require the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of such series and (ii) if any such waiver would only affect the debt securities of certain series, then only the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of such affected series (and not the consent of at least a majority in principal amount of all debt securities issued under the Indenture and then outstanding) shall be required; and provided, further, that no waiver shall be effective without the consent of the holder of each outstanding note affected thereby in the case of a default:

(1) in any payment in respect of the principal of, premium, if any or interest on any notes (including any note which is required to have been purchased pursuant to an offer to purchase which has been made by the Issuer), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Any such waiver may be obtained in connection with a tender offer or exchange offer for the notes of a series.

Satisfaction and Discharge of the Indenture; Defeasance

The Issuer may terminate the obligations of it and any Guarantor under the Indenture with respect to a series of notes when:

(1) either: (A) all notes of such series theretofore authenticated and delivered have been delivered to the trustee for cancellation or (B) all notes of such series not theretofore delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption (a “Discharge”) under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes of such series, not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest to the stated maturity or date of redemption;

(2) the Issuer has paid or caused to be paid all other sums then due and payable under the Indenture with respect to such series of notes by the Issuer;

(3) the Issuer has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes of such series at stated maturity or on the redemption date, as the case may be; and

(4) the Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Issuer may elect, at its option, to have its and the Guarantors’ obligations discharged with respect to the outstanding notes of a series (“defeasance”). Such defeasance means that the Issuer will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such series, except for:

(1) the rights of holders of the notes of such series to receive payments in respect of the principal of, any premium and interest on the notes of such series when payments are due;

(2) the Issuer’s obligations with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee;

(4) the Issuer’s rights, if any, to redeem the notes of such series; and

(5) the defeasance provisions of the Indenture.

In addition, the Issuer may elect, at its option, to have its and the Guarantors’ obligations released with respect to certain covenants, including, without limitation, its obligation to make a Change of Control Offer in connection with any Change of Control Triggering Event, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a default or an Event of Default with respect to the notes of the relevant series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events of the Issuer) described under “Events of Default” will no longer constitute an

Event of Default with respect to the notes of the relevant series. If the Issuer exercises its defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations under its guarantee of the notes of the relevant series.

In order to exercise either defeasance or covenant defeasance with respect to the notes of a series:

(1) the Issuer must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the notes of such series: (A) money in an amount, or (B) non-callable U.S. government obligations, or (C) a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bankers, to pay and discharge the entire indebtedness in respect of the principal of, premium, if any, and interest on the notes of such series on the stated maturity thereof or the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and the notes of such series;

(2) in the case of defeasance, the Issuer shall have delivered to the trustee an opinion of counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling or (B) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the holders of the notes of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to the notes of such series and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Issuer shall have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Event of Default with respect to the outstanding notes of such series shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Mortgage to secure such borrowing);

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Issuer is a party or by which the Issuer is bound; and

(6) the Issuer shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a defeasance need not to be delivered if all notes of such series not therefore delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable at stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer.

The Trustee

The Bank of New York Mellon Trust Company, N.A. will act as the trustee under the Indenture and will be the initial paying agent and registrar for the notes. The trustee or its affiliate from time to time may extend credit to the Issuer in the normal course of business. Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series, subject to certain exceptions. Subject to such provisions, the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have provided to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Issuer or the Guarantors on the notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the trustee in its individual capacity, (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the trustee, each in its individual capacity, or (iii) any holder of equity in the trustee.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of Parent, the Issuer or any of their respective subsidiaries (including the Guarantors), as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the notes, any guarantee of the notes or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Governing Law

The Indenture and the notes and the guarantees are governed by, and will be construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

BOOK-ENTRY, DELIVERY AND FORM

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully- registered note certificates will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.6 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. For example, Beneficial Owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of us, any of our agents or DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or our agent. Under such circumstances, definitive securities shall be transferred to all Beneficial Owners in exchange for their beneficial interests in a global security.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered to DTC.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream holds securities for its participating organizations, which we refer to as the Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System, which we refer to as the Euroclear Operator, in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Euroclear holds securities and book-entry interests in securities for participating organizations, which we refer to as the Euroclear Participants, and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we collectively refer to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes of a series held beneficially through Clearstream or Euroclear will be credited to the cash accounts of Clearstream Participants or Euroclear Participants, as the case may be, in accordance with their respective procedures, to the extent received by the U.S. depositary for Clearstream or Euroclear, as the case may be. Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations, which we refer to as the DTC Participants, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries. Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day, which must be a business day for Euroclear or Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security related to a series of debt securities by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Clearstream or Euroclear or their respective participants of their respective obligations under the rules and procedures governing their operations. In addition, the information in this section concerning DTC and its book- entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

DESCRIPTION OF OTHER INDEBTEDNESS

General

At March 31, 2019, we had approximately $2.3 billion of availability under our committed credit facilities.

2015 Term Loan Facilities and Revolving Credit Facility

In connection with the Combination, on July 1, 2015, we entered into a credit agreement (the “2015 Credit Agreement”) which provides for a 5-year senior unsecured term loan in an aggregate principal amount of $2.3 billion and a 5-year senior unsecured revolving credit facility in an aggregate committed principal amount of $2.0 billion (together, the “2015 Credit Facility”). The 2015 Credit Facility is unsecured and is currently guaranteed by WestRock Company and WRKCo’s wholly owned subsidiaries WRK RKT and WRK MWV. As of March 31, 2019, the principal amount of term loans outstanding under the 2015 Credit Facility was $0.

On July 1, 2016, we executed an option to extend the term of the 5-year senior unsecured revolving credit facility for one year beyond the original term. On June 30, 2017, we executed an option to extend the term of the senior unsecured revolving credit facility for a second additional year. On March 7, 2018, we executed an amendment to the 2015 Credit Facility to, among other things, permit the consummation of the KapStone Acquisition. On November 2, 2018, we executed a joinder to add Parent as a party to, and a guarantor of, the 2015 Credit Facility. Approximately $1.9 billion of the original $2.0 billion aggregate committed principal amount has been extended to July 1, 2022, and the remainder will continue to mature on July 1, 2020. Up to $150 million under the revolving credit facility may be used for the issuance of letters of credit. In addition, up to $400 million of the revolving credit facility may be used to fund borrowings in non-U.S. dollar currencies, including Canadian dollars, Euro and Pound Sterling.

Additionally, we may request up to $200 million of the revolving credit facility to be allocated to a Mexican peso revolving credit facility. At March 31, 2019, we had approximately $122.3 million of outstanding letters of credit not drawn upon and $67.2 million of borrowings outstanding under the revolving credit facility.

At our option, loans issued under the 2015 Credit Facility bear interest at either LIBOR or an alternate base rate, in each case plus an applicable interest rate margin. Loans under the 2015 Credit Facility bear interest at an interest rate that fluctuates between LIBOR plus 1.00% per annum and LIBOR plus 1.50% per annum (or between the alternate base rate plus 0.00% per annum and the alternate base rate plus 0.50% per annum), based upon the Company’s corporate credit ratings or the leverage ratio (as defined in the 2015 Credit Agreement) (whichever yields a lower applicable interest rate margin) at such time. In addition, the Company is required to pay fees that fluctuate between 0.125% per annum to 0.25% per annum on the unused amount of the revolving credit facility, based upon the Company’s corporate credit ratings or the leverage ratio (whichever yields a lower fee) at such time. Loans under the 2015 Credit Facility may be prepaid at any time without premium.

The 2015 Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including: financial covenants (including maintenance of a maximum consolidated debt to capitalization ratio and a minimum consolidated interest coverage ratio, as defined in the 2015 Credit Agreement) and limitations on liens, additional indebtedness and asset sales and mergers. The 2015 Credit Agreement also contains usual and customary events of default, including: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; default on other material debt; bankruptcy or insolvency; incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; change of control; and material breach of obligations under securitization programs.

Delayed Draw Credit Facilities

On March 7, 2018, we entered into a credit agreement (the “Delayed Draw Credit Agreement”), which provides for a 364-day senior unsecured term loan in an aggregate principal amount of up to $300 million, a 3-year senior unsecured term loan in an aggregate principal amount of up to $1.75 billion and a 5-year senior unsecured term loan in an aggregate principal amount of up to $1.75 billion (collectively, the “Delayed Draw Credit Facilities”). On November 2, 2018, the Issuer borrowed $3.8 billion under the Delayed Draw Credit Facilities, the maximum amount available, in connection with the consummation of the KapStone Acquisition. The Delayed Draw Credit Facilities are senior unsecured obligations of WRKCo, as borrower, and each of Parent, WRK RKT and WRK MWV, respectively, as guarantors.

On December 3, 2018, in connection with the issuance of the 2026 Senior Notes and 2029 Senior Notes (each as defined below), we repaid the $300.0 million 364-day term loan, and prepaid $926.5 million of the 3-year term loan and $262.5 million of the 5-year term loan. At March 31, 2019, there was $822.5 million outstanding on the 3-year term loan and $1,483.9 million outstanding on the 5-year term loan.

At our option, loans issued under the Delayed Draw Credit Facilities will bear interest at a floating rate based on either LIBOR or an alternate base rate, in each case plus an applicable interest rate margin. The applicable interest rate margin was initially 1.125% to 2.000% per annum for LIBOR rate loans and 0.125% to 1.000% per annum for alternate base rate loans, in each case depending on the Leverage Ratio (as defined in the Delayed Draw Credit Agreement) or our corporate credit ratings, whichever yields a lower applicable interest rate margin, at such time. On February 26, 2019, we amended the Delayed Draw Credit Agreement. The applicable interest rate margin for the 3-year term loan is now 1.000% to 1.875% for LIBOR rate loans and 0.000% to 0.875% for alternate base rate loans. The applicable interest rate margin for the 5-year term loan is now 1.000% to 1.950% for LIBOR rate loans and 0.000% to 0.950% for alternate base rate loans.

The Delayed Draw Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including: financial covenants (including maintenance of a maximum consolidated debt to capitalization ratio and a minimum consolidated interest coverage ratio, as defined in the Delayed Draw Credit Agreement) and limitations on liens, additional subsidiary indebtedness and asset sales and mergers. The Delayed Draw Credit Agreement also contains usual and customary events of default, including: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; default on other material debt; bankruptcy or insolvency; incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; change of control; and material breach of obligations under securitization programs.

Farm Credit Facility

On July 1, 2015, three of our wholly owned subsidiaries, WestRock CP, LLC (formerly known as RockTenn CP, LLC), a Delaware limited liability company, WestRock Converting Company (formerly known as Rock- Tenn Converting Company), a Georgia corporation, and WestRock Virginia Corporation (formerly known as MeadWestvaco Virginia Corporation), a Delaware corporation, as borrowers, entered into a credit agreement (the “Farm Loan Credit Agreement” with CoBank ACB, as administrative agent. The Farm Loan Credit Agreement provides for a 7-year senior unsecured term loan in an aggregate principal amount of $600 million (the “Farm Credit Facility”). The Farm Credit Facility is currently guaranteed by WestRock Company, WRKCo, WRK RKT and WRK MWV. On March 7, 2018, we executed an amendment to the Farm Loan Credit Agreement to permit, among other things, the consummation of the KapStone Acquisition. On November 2, 2018, we executed a joinder to add Parent as a party to, and a guarantor of, the Farm Credit Facility. At March 31, 2019, there was approximately $599 million outstanding under this facility.

Rabobank Credit Facility

On April 27, 2018, we entered into a €500.0 million revolving credit facility (the “Rabobank Credit Facility” and the agreement governing such facility, the “Rabobank Credit Agreement”) with an incremental €100.0 million accordion feature with Coöperatieve Rabobank U.A., New York Branch as the administrative agent for the syndicate of banks. The Rabobank Credit Facility provides for a 3-year unsecured U.S. dollar, Euro and Sterling denominated borrowing of not more than €500.0 million and matures on April 27, 2021. On November 2, 2018, we executed a joinder to add Parent as a party to, and a guarantor of, the Rabobank Credit Facility. The borrowers under this facility are certain non-U.S. subsidiaries of the Issuer and the facility is guaranteed by WRKCo and WestRock Company. At March 31, 2019, we had borrowed $460 million under this facility and entered into foreign currency exchange contracts of $461.4 million as an economic hedge for the U.S. dollar denominated borrowing plus interest by a non-U.S. dollar functional currency entity.

Receivables-Backed Financing Facility

On July 22, 2016, we entered into a $700.0 million sixth amended and restated receivables sale agreement with certain originators (the “Receivables Facility”) and, on May 2, 2019, we entered into an amendment to the Receivables Facility, pursuant to which we, in part, extended its maturity date from May 2, 2019 to May 2, 2022. The Receivables Facility includes certain restrictions on what constitutes eligible receivables under the facility and allows for the exclusion of eligible receivables of specific obligors each calendar year subject to the following restrictions:

(i) the aggregate of excluded receivables may not exceed 7.5% of eligible receivables under the Receivables Facility and (ii) the excluded receivables of each obligor may not exceed 2.5% of the aggregate outstanding balance. The borrowing rate consists of a blend of the market rate for asset-backed commercial paper and the one month LIBOR rate plus a credit spread of 0.80%. The commitment fee for this facility is 0.25%. Borrowing availability under this facility is based on the eligible underlying accounts receivable and compliance with certain covenants. The agreement governing the Receivables Facility contains restrictions, including, among others, on the creation of certain liens on the underlying collateral. We test and report our compliance with these covenants monthly; we were in compliance with all of these covenants at March 31, 2019. At March 31, 2019, maximum available borrowings, excluding amounts outstanding under the Receivables Facility, were approximately $526.4 million. The carrying amount of accounts receivable collateralizing the maximum available borrowings at March 31, 2019 was approximately $795.8 million. We have continuing involvement with the underlying receivables as we provide credit and collections services pursuant to the Receivables Facility agreement. At March 31, 2019, there was $150 million outstanding under this facility.

Commercial Paper Program

On October 31, 2017, we established an unsecured commercial paper program, pursuant to which we may issue short-term, unsecured commercial paper notes in an aggregate principal amount at any time not to exceed $1.0 billion with up to 397-day maturities. On December 7, 2018, we terminated the commercial paper program and established a new unsecured commercial paper program with WRKCo as the issuer. Under the new program, we may issue short-term unsecured commercial paper notes in an aggregate principal amount at any time not to exceed $1.0 billion with up to 397-day maturities. The commercial paper program has no expiration date and can be terminated by either the agent or us with not less than thirty days’ notice. Our 5-year senior unsecured revolving credit facility, entered into under the 2015 Credit Agreement, is intended to backstop the commercial paper program. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time. The net proceeds of issuances of the notes under the program were used to repay amounts outstanding under KapStone’s accounts receivable securitization facility that was assumed in the KapStone Acquisition and subsequently terminated, and have been, and are expected to continue to be, used for general corporate purposes. Our borrowing rate under the commercial paper program facility is based on the applicable LIBOR, plus a market-determined interest rate margin. At March 31, 2019, there was $588.3 million outstanding and the average borrowing rate was 2.77%. As of March 31, 2019, $250.0 million of the total amount outstanding was classified as long-term debt.

Brazil Delayed Draw Credit Facilities

On April 10, 2019, we entered into a credit agreement to provide for BRL 750.0 million of senior unsecured term loans with an incremental BRL 250.0 million accordion feature (the “Brazil Delayed Draw Credit Facilities”). The principal can be drawn at any time over the initial 18 months in up to 10 drawdowns of at least BRL 50.0 million each and will be repaid in equal, semiannual installments beginning on April 10, 2021 until the facility matures on April 10, 2024. On April 15, 2019, we borrowed BRL 125.0 million under the facility. The proceeds of the Brazil Delayed Draw Credit Facilities are to be used for supporting the production of goods or acquisition of inputs that are essential or ancillary to export activities. The Brazil Delayed Draw Credit Facilities are senior unsecured obligations of Rigesa Celulose, Papel E Embalagens Ltda., as borrower, and the Parent, as guarantor. Loans issued under the Brazil Delayed Draw Credit Facilities will bear interest at a floating rate based on Brazil’s Certificate of Interbank Deposit rate plus a spread of 1.50%. In addition, we will be required to pay fees of 0.45% on the unused amount of the facility. The debt issuance costs are being amortized over the term of the Brazil Delayed Draw Credit Facilities.

New Revolving Credit Facility

On October 31, 2017, we entered into a credit agreement (the “New Revolving Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, providing for a 364-day senior unsecured revolving credit facility in an aggregate committed principal amount of $450.0 million (the “New Revolving Credit Facility”). On March 7, 2018, we executed an amendment to the New Revolving Credit Facility to permit, among other things, the consummation of the KapStone Acquisition. On October 29, 2018, we executed an amendment to extend the term of the New Revolving Credit Facility for an additional 364 days. The facility now matures on October 28, 2019. On November 2, 2018, we executed a joinder to add Parent as a party to, and a guarantor of, the New Revolving Credit Agreement. The proceeds of the credit facility may be used for working capital and for other general corporate purposes. The credit facility is unsecured and is guaranteed by WestRock Company, WRK RKT and WRK MWV. At our option, loans issued under the New Revolving Credit Facility bear interest at either LIBOR or an alternate base rate, in each case plus an applicable interest rate margin. At March 31, 2019, there were no amounts outstanding.

Other Credit Facilities

On December 1, 2015, we entered into a $200.0 million uncommitted and revolving line of credit (the “Sumitomo Credit Line”) with Sumitomo Mitsui Banking Corporation. We most recently renewed this facility on February 11, 2019, and this facility matures on February 12, 2020. At March 31, 2019, there were no amounts outstanding under this facility.

On March 4, 2016, we entered into a $100.0 million uncommitted and revolving line of credit (the “Rabobank Uncommitted Credit Line”) with Coöperatieve Rabobank U.A., New York Branch. The borrower under the Rabobank Uncommitted Credit Line is a subsidiary of WestRock Company and the facility is currently guaranteed by WestRock Company. The facility matured on March 2, 2017 and was renewed as a Euro dollar facility on the same day. The facility is an uncommitted revolving line of credit in the amount of €100.0 million. The facility will be available in Euros only, and continues until terminated by either party. At March 31, 2019, there were no amounts outstanding under this facility.

Debt Securities and Other Indebtedness

On August 24, 2017, the Issuer issued $500.0 million aggregate principal amount of 3.0% Senior Notes due September 15, 2024 (the “2024 Senior Notes”) and $500.0 million aggregate principal amount of 3.375% Senior Notes due September 15, 2027 (the “2027 Senior Notes”) in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act at a discount of approximately $1.4 million and $0.2 million, respectively, and recorded debt issuance costs of $4.2 million and $4.3 million, respectively, which are being amortized over the respective terms of the 2024 Senior Notes and the 2027 Senior Notes. Giving effect to the amortization of the original issue discount and the debt issuance costs, the effective interest rates of the 2024 Senior Notes and the 2027 Senior Notes are 3.18% and 3.48%, respectively. The proceeds from the issuance of the 2024 Senior Notes and the 2027 Senior Notes were used to pre-pay $575.0 million of amortization payments through the maturity of our term loans outstanding under the 2015 Credit Facility and $415.0 million then outstanding on the Receivables Facility. The 2024 Senior Notes and the 2027 Senior Notes were issued as separate series of debt securities under the Indenture, dated August 24, 2017, by and among the Issuer (formerly known as WestRock Company), WRK MWV and WRK RKT and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2017 Indenture”), and are currently guaranteed by WestRock Company, WRK RKT and WRK MWV.

On March 6, 2018, the Issuer issued $600.0 million aggregate principal amount of 3.750% Senior Notes due March 15, 2025 (the “2025 Senior Notes”) and $600.0 million aggregate principal amount of 4.000% Senior Notes due March 15, 2028 (the “2028 Senior Notes”) in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act at a discount of approximately $1.7 million and $1.0 million, respectively, and recorded debt issuance costs of $4.9 million and $5.0 million, respectively, which are being amortized over the respective terms of the 2025 Senior Notes and the 2028 Senior Notes. Giving effect to the amortization of the original issue discount and the debt issuance costs, the effective interest rates of the 2025 Senior Notes and the 2028 Senior Notes are 3.93% and 4.12%, respectively. The proceeds from the issuance of the 2025 Senior Notes and the 2028 Senior Notes were used primarily to pay down the remaining $540.0 million of our then existing term loan facility, pre-pay $445.0 million of our commercial paper program, pay down $100.0 million of our Receivables Facility and pay down $104.7 million of our Sumitomo Credit Line. The 2025 Senior Notes and the 2028 Senior Notes were issued as separate series of debt securities under the Issuer’s 2017 Indenture and are currently guaranteed by WestRock Company, WRK RKT and WRK MWV.

On December 3, 2018, the Issuer issued $750.0 million aggregate principal amount of 4.65% Senior Notes due March 15, 2026 (the “2026 Senior Notes”) and $750.0 million aggregate principal amount of 4.90% Senior Notes due March 15, 2029 (the “2029 Senior Notes”). in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act at a discount of approximately $1.1 million and $0.4 million, respectively, and recorded debt issuance costs of $6.0 million and $6.2 million, respectively, which are being amortized over the respective terms of the 2026 Senior Notes and the 2029 Senior Notes. Giving effect to the amortization of the original issue discount and the debt issuance costs, the effective interest rates of the 2026 Senior Notes and the 2029 Senior Notes are 4.80% and 5.01%, respectively. The proceeds from the issuance of the 2026 Senior Notes and the 2029 Senior Notes were used primarily to repay $300.0 million of the 364-day term loan, and prepay $926.5 million of the 3-year term loan and $262.5 million of the 5-year term loan, each under the Delayed Draw Credit Facilities. The 2026 Senior Notes and the 2029 Senior Notes were issued as separate series of debt securities under the Base Indenture that governs the notes offered hereby and are currently guaranteed by WestRock Company, WRK RKT and WRK MWV.

In connection with the Combination, the debt securities previously issued by MWV and RockTenn have cross-guarantees between the two companies and are guaranteed by WestRock Company and WRKCo. The industrial development bonds associated with the capital lease obligations of WRK MWV are guaranteed by Parent and WRKCo. The debt securities are unsecured unsubordinated obligations that rank equally in right of payment with all of our existing and future unsubordinated obligations. The debt securities are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

On March 31, 2019, the face value of our debt securities and capital lease obligations outstanding were $6.3 billion, and the carrying value was $6.5 billion, which includes fair value step-up, deferred financing fees and bond discounts. The weighted average interest rate on the carrying value of our debt securities and capital lease obligations outstanding was 4.4% at March 31, 2019. The range of due dates on our debt securities is 2019 to 2047 and our capital lease obligations are primarily due in fiscal 2027 to 2035. Our international debt is primarily in Europe, Brazil and India.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary only applies to investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”) and purchase their notes for cash upon initial issuance at the “issue price” (the first price at which a substantial amount of notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, expatriates, broker-dealers and tax-exempt entities, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships (including entities or arrangements treated as partnerships) for U.S. federal income tax purposes, or investors therein, persons subject to alternative minimum tax, accrual method taxpayers who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account for financial accounting purposes or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal taxes other than income taxes (such as estate or gift taxes or the Medicare tax on certain investment income) or any foreign, state or local tax considerations. We are not seeking a ruling from the IRS regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership or disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of the United States, any state thereof or the District of Columbia or (iii) an estate or trust whose worldwide income is subject to U.S. federal income tax. A beneficial owner of a note that is neither a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes nor a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

Certain Contingent Payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest and principal on the notes or retire the notes before their stated maturity dates (see, e.g., “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”). These potential payments may implicate the provisions of U.S. Treasury regulations relating to contingent payment debt obligations. Notwithstanding these possibilities, we do not believe that the notes are contingent payment debt instruments for U.S. federal income tax purposes, and, consequently, we do not intend to treat the notes as contingent payment debt instruments. This position is binding on all holders unless the holder of a note discloses its differing position in a statement attached to its U.S. federal income tax return for the taxable year during which the note was acquired.

If, notwithstanding our view, the notes were treated as contingent payment debt instruments, a holder subject to U.S. federal income taxation generally could be required to accrue ordinary income at a rate in excess of the stated interest rate on such notes and to treat as ordinary income (rather than capital gain) any gain recognized on a sale or other taxable disposition of such notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Interest. Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes).

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes. Upon a sale, exchange, retirement, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under “—Interest”) to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain is generally subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Interest. Subject to the discussions below concerning the Foreign Account Tax Compliance Act (“FATCA”) and backup withholding, all payments of interest on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax; provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a U.S. person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes. Subject to the discussions below concerning FATCA and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to a flat 30% tax (or, if applicable, a lower treaty rate) on the gain derived from such disposition, which gain may be offset by certain U.S. source capital losses.

Income Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain recognized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business will generally not be subject to the 30% withholding tax provided that the Non-U.S. Holder claims an applicable exemption from withholding (provided further that special rules may apply in the case of effectively connected income of a Non-U.S. Holder eligible for treaty benefits that is not attributable to a permanent establishment). To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or other applicable form).

FATCA Withholding

A 30% U.S. federal withholding tax may apply to interest paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Intergovernmental agreements between the U.S. and certain other countries may modify the foregoing rules. We suggest that you consult your tax advisor regarding the applicability of these rules to your holding of the notes.

Information Reporting and Backup Withholding

U.S. Holders. Payments of interest on, or the proceeds of the sale or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding at a specified rate, currently 24%, if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the Non-U.S. Holder is not a United States person in order to avoid backup withholding (currently 24%), with respect to our payment of interest on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

Prohibited transactions may arise if notes are acquired or held by or on behalf of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) with respect to with the Issuer, an initial purchaser or any of their respective affiliates is a “party in interest” or a “disqualified person” unless the notes are acquired or held pursuant to an available exemption, of which there are many. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the purchase and holding of the notes. These exemptions include transactions effected on behalf of an ERISA Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and, provided further, that the ERISA Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, certain church plans and non-U.S. plans may not be subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or the Code but may be subject to Similar Laws. Fiduciaries of any such plans should consult with counsel before acquiring or continuing to hold the notes.

Each Plan should consider the fact that none of the Issuer, the underwriters nor any of their respective affiliates will act as a fiduciary to any Plan with respect to the decision to acquire notes and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision.

To address the above concerns, each purchaser of the notes will be deemed to have represented and agreed either: (A) the purchaser is not a Plan and it is not purchasing the notes on behalf of, or with the “plan assets” of, any Plan; or (B)(i) the purchaser’s purchase, holding and subsequent disposition of the notes either (a) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable Similar Laws or (b) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under all applicable Similar Laws and (ii) none of the Issuer, the underwriter nor any of their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, to such purchaser in connection with the purchase and holding of the notes.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITERS; CONFLICTS OF INTEREST

BofA Securities, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Scotia Capital (USA) Inc. and TD Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the Guarantors and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters of the respective series of notes has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of 2028 notes	Principal Amount of 2032 notes
BofA Securities, Inc.	$	$
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

Total	$	$

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the purchase agreement if any of these notes are purchased. If an initial purchaser defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The underwriters propose initially to offer the notes at the respective offering prices set forth on the cover page of this prospectus supplement. After the initial offering, the offering price for a series of notes or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The expenses of the offering, not including the underwriting discount, are estimated to be $             million and will be payable by us.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date of this prospectus supplement to the date of the issuance of the notes, without first obtaining the prior written consent of BofA Securities, Inc., Wells

Fargo Securities, LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Scotia Capital (USA) Inc. and TD Securities (USA) LLC directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the purchase agreement and to register the Exchange Notes.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Affiliates of certain of the underwriters may be lenders and/or agents under the 2015 Credit Facility, the Delayed Draw Credit Facilities, the Rabobank Credit Facility, the Receivables Facility, the New Revolving Credit Facility, the Rabobank Uncommitted Credit Line, the Sumitomo Credit Line, existing lines of credit and our commercial paper program. In addition, certain of the underwriters or their affiliates may hold a portion of the indebtedness being repaid in connection with this offering and as a result may receive a portion of the net proceeds from this offering. See “Description of Other Indebtedness.”

The underwriters have advised us that certain of the underwriters or their affiliates who have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates may be holders of a portion of the 2019 Notes and/or the 2020 Notes and/or lenders or agents under the Delayed Draw Credit Facilities and may receive a portion of the net proceeds of this offering used to redeem all or a portion of the 2019 Notes and the 2020 Notes and to repay amounts outstanding under the Delayed Draw Credit Facilities. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purpose of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is for distribution only to, and is directed solely at, persons who (i) are outside the United Kingdom, (ii) are investment professionals, as such term is defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (iii) are persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any notes may otherwise be lawfully communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act. Accordingly, the notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined under the Foreign Exchange Transaction Law of Korea and its Enforcement Decree), except as otherwise permitted under applicable Korean laws and regulations.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) and, accordingly, no notes may be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, “resident of Japan” means a natural person having his place of domicile or residence in Japan, or a juridical person having its main office in Japan as defined in Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade law of Japan (Law No. 228 of 1949).

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document, other than to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (the “SFO”) and any rules made under the SFO or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may have in its possession for the purposes of issue, or will issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of (A) only to persons outside Hong Kong or (B) only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes shall not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the Securities and Futures Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the Securities and Futures Act except:

(1)

to an institutional investor or to a relevant person defined in Section 275 of the Securities and Futures Act, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the Securities and Futures Act; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the Securities and Futures Act) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes offered hereby to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered hereby should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Taiwan

The notes may be made available outside Taiwan for purchase by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

The notes are being made available to professional institutional investors in Taiwan through bank trust departments, licensed securities brokers and/or insurance company investment linked insurance policies pursuant to Taiwan Rules Governing Offshore Structured Products. No other offer or sale in Taiwan is permitted.

VALIDITY OF THE NOTES

Certain legal matters with respect to the validity of the notes and guarantees offered hereby will be passed upon for us by Robert B. McIntosh, our general counsel, and by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriters by Cahill Gordon & Reindel LLP. As of May 1, 2019, Mr. McIntosh owned 333,430 shares of Parent’s common stock and had options to acquire 70,207 shares of Parent’s common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of September 30, 2018 and the three years then ended included in our Current Report on Form 8-K (dated May 9, 2019), and the effectiveness of our internal control over financial reporting as of September 30, 2018 included in our Annual Report on Form 10-K for the year ended September 30, 2018, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

WESTROCK COMPANY

DEBT SECURITIES

(and guarantees thereof)

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

RIGHTS

UNITS

WRKCO INC.

DEBT SECURITIES

(and guarantees thereof)

WestRock Company may, from time to time, offer and sell debt securities, common stock, preferred stock, warrants, depositary shares, rights and units, and WRKCo Inc., WestRock MWV, LLC and WestRock RKT, LLC may guarantee the principal of, and premium (if any) and interest on, any such debt securities of WestRock Company. WRKCo Inc. may, from time to time, offer and sell debt securities, and WestRock Company, WestRock MWV, LLC and WestRock RKT, LLC will guarantee the principal of, and premium (if any) and interest on, such debt securities of WRKCo Inc.

We refer to the debt securities and the guarantees thereof, common stock, preferred stock, warrants, depositary shares, rights and units of WestRock Company and the debt securities of WRKCo Inc. and the guarantees thereof registered hereunder collectively as the “securities” in this prospectus.

In addition, selling securityholders to be named in a prospectus supplement may offer and sell from time to time securities in such amounts and on such terms as set forth in such prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive proceeds from any sale of the securities by any selling securityholder.

The specific amounts, prices and terms of each series or class of the securities will be determined at the time of any offering set forth in the applicable prospectus supplement. The applicable prospectus supplement will also contain information, where applicable, about certain federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

The securities may be offered directly by us or any selling securityholder, as applicable, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “WRK.” On May 10, 2019, the last reported sale price of our common stock on NYSE was $37.23 per share. Our principal executive offices are located at 1000 Abernathy Road NE, Atlanta, Georgia 30328. Our telephone number is (770) 448-2193, and our website address is www.westrock.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

Investing in our securities involves risk. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2019

Except as otherwise indicated or required by the context, “WestRock,” the “Company,” “we,” “us,” and “our” refer to the business of WestRock Company and its subsidiaries on a consolidated basis for periods on or after November 2, 2018 and to WRKCo Inc. (formerly known as WestRock Company) and its subsidiaries on a consolidated basis for periods prior to November 2, 2018. References to “WRKCo” refer only to WRKCo Inc. and not to any of its subsidiaries, references to “Parent” refer to WestRock Company and not to any of its subsidiaries, references to “WRK RKT” refers to WestRock RKT, LLC, a wholly owned direct subsidiary of WRKCo formerly known as WestRock RKT Company and Rock-Tenn Company, references to “WRK MWV” refers to WestRock MWV, LLC, a wholly owned direct subsidiary of WRKCo formerly known as MeadWestvaco Corporation, and references to “this prospectus” refer to this prospectus.

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement, in any free writing prospectus or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement or free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or free writing prospectus is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements or free writing prospectus, as applicable, even though this prospectus and such prospectus supplement or supplements or free writing prospectus are delivered or securities are sold pursuant to the prospectus and such prospectus supplement or supplements or free writing prospectus at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement or free writing prospectus, our business, financial condition, results of operations and prospects may have changed.

EXPLANATORY NOTE

On November 2, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2018, among WRKCo Inc., KapStone Paper and Packaging Corporation (“KapStone”), Parent, Whiskey Merger Sub, Inc. and Kola Merger Sub, Inc., WestRock Company acquired all of the outstanding shares of KapStone through a transaction in which: (i) Whiskey Merger Sub, Inc. merged with and into WRKCo, with WRKCo surviving such merger as a wholly owned subsidiary of Parent (the “WestRock Merger”) and (ii) Kola Merger Sub, Inc. merged with and into KapStone, with KapStone surviving such merger as a wholly owned subsidiary of Parent (the “KapStone Merger” and, together with the WestRock Merger, the “KapStone Acquisition”). Effective as of the effective time of the KapStone Acquisition, Whiskey Holdco, Inc. changed its name to “WestRock Company” and WRKCo changed its name to “WRKCo Inc.”

As a result of the KapStone Acquisition, among other things, WestRock Company became the ultimate parent of WRKCo, KapStone and their respective subsidiaries and the successor registrant to WRKCo and KapStone pursuant to Rule 12g-3(c) under the Exchange Act of 1934, as amended (the “Exchange Act”). WRKCo was the accounting acquirer in the KapStone Acquisition; therefore, the historical consolidated financial statements of WRKCo for periods prior to the KapStone Acquisition are also considered to be the historical financial statements of WestRock Company.

Whiskey Holdco, Inc. was formed on January 25, 2018 for the purpose of effecting the KapStone Acquisition. At the time of its formation and until the consummation of the KapStone Acquisition, Whiskey Holdco, Inc. was a wholly-owned subsidiary of WRKCo. Prior to the KapStone Acquisition, Whiskey Holdco, Inc. did not conduct any activities other than those incidental to its formation and the matters incidental to the Merger Agreement. As a wholly-owned subsidiary of WRKCo, Whiskey Holdco, Inc.’s limited activities prior to the KapStone Acquisition are reflected in WRKCo’s consolidated financial statements for the fiscal year ended September 30, 2018. As a result, we have not presented any separate financial information for Whiskey Holdco, Inc. as that information would not be meaningful.

1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on Form S-3 with the SEC as a “well-known seasoned issuer” (“WKSI”) as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using an “automatic shelf” registration process. Under this process, we or any selling securityholders may sell any combination of the securities described in this prospectus from time to time and in one or more offerings in amounts to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with regard to us and the securities any selling securityholders are offering pursuant to this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed.

In particular, the contracts, agreements or other documents included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about WestRock or the other parties to the documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

You may refer to the registration statement and the exhibits for more information about us and our securities. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website.

Each time we sell securities, we will provide a prospectus supplement or free writing prospectus containing specific information about the terms of the applicable offering. Such prospectus supplement or free writing prospectus may add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement or free writing prospectus, on the other hand, you should rely on the information in the prospectus supplement or free writing prospectus.

We may offer the securities directly, through agents, or to or through underwriters. The applicable prospectus supplement or free writing prospectus will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” for more information.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. You should refer to the registration statement, including the exhibits, for further information about the securities being offered hereby. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website (http://www.sec.gov). Our SEC filings are also available at the office of the New York Stock Exchange at 11 Wall Street, New York, New York 10005. For further information on obtaining copies of our filings from the NYSE, you should call 212-896-2830.

You also may request a copy of any document incorporated by reference in this prospectus at no cost by calling us at (770) 448-2193 or writing us at the following address:

WestRock Company

1000 Abernathy Road NE

Atlanta, Georgia 30328

Attention: Investor Relations

Our Internet address is http://www.westrock.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus and any information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC:

(1)

WestRock Company’s Annual Report on Form 10-K for the fiscal year ended September 30,  2018 (certain items of which have been superseded by the Company’s Current Report on Form 8-K filed on May 9, 2019);

(2)	WestRock Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2018 and March 31, 2019;

(3)

WestRock Company’s Current Reports on Form 8-K filed on November 5, 2018 (SEC Accession No.  000117184318007567 and No.  000117184318007569), December  3, 2018, December 10, 2018, January 16, 2019, February 5, 2019, February  11, 2019, February 19, 2019, April  1, 2019, April 9, 2019, May  6, 2019 and May 9, 2019;

(4)	WRKCo Inc.’s Current Reports on Form 8-K filed on October 31, 2018 and November 5, 2018 (SEC Accession No. 000117184318007568);

(5)

those portions of WestRock Company’s Definitive Proxy Statement on Schedule 14A, filed on December 18, 2018, incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended September 30, 2018;

(6)

the description of our common stock contained in our Current Report on Form 8-K, filed with the SEC on November 5, 2018 (SEC Accession No. 000117184318007567), and any amendment or report filed with the SEC for the purpose of updating such description; and

(7)

all documents filed by WestRock Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the underlying securities.

Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is so modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus or the documents incorporated by reference herein that do not relate strictly to historical facts are forward-looking statements. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as “may”, “will”, “could”, “would”, “anticipate”, “intend”, “estimate”, “project”, “plan”, “believe”, “expect”, “target” and “potential”, or refer to future time periods, and include statements made in this prospectus and the documents incorporated by reference herein regarding, among other things:

•	our expectation that the adoption of certain Accounting Standards Updates (“ASUs”) will not have a material impact on our consolidated financial statements;

•

our expectation that the adoption of Accounting Standards Codification (“ASC”) 842 as of October 1, 2019 will result in us recording additional assets and liabilities not previously reflected on our consolidated balance sheets but will not have a material impact on the recognition, measurement or presentation of lease expenses within the consolidated statements of income or the consolidated statement of cash flows;

•	that the impact of adopting ASC 606 is not expected to have a material impact on our condensed consolidated financial statements in future periods;

•

our belief that the election of certain practical expedients, as permitted by ASC 606, results in accounting treatments that are consistent with our historical accounting policies and, therefore, these elections and expedients do not have a material impact on comparability of our financial statements;

•	that we do not anticipate future changes to the provisional fair value estimates of assets and liabilities assumed in acquisitions to be significant;

•

that, at the time of each announced plant closure, we generally expect to record future period costs for equipment relocation, facility carrying costs, costs to terminate a lease or contract before the end of its term and employee-related costs;

•	that we believe that our actions to consolidate our sales and operations into large well-equipped plants have allowed us to more effectively manage our business;

•	expected totals for restructuring costs;

•

that we expect Pace Industry Union-Management Pension Fund’s (“PIUMPF”) demand related to the withdrawal will include both a payment for withdrawal liability and for our proportionate share of PIUMPF’s accumulated funding deficiency;

•

that it is reasonably possible that we may incur withdrawal liabilities with respect to certain other multiemployer pension plans (“MEPPs”) in connection with such withdrawals and our estimate that any such withdrawal liability, both individually and in the aggregate, is not material for the remaining plans in which we participate;

•	that the future expense in connection with the sale of receivables may fluctuate based on the level of activity and other factors;

•	that we expect the net proceeds from issuances of notes under the commercial paper program to continue to be used for general corporate purposes;

•

that our compliance initiatives related to environmental, health and safety laws and regulations could result in significant costs, which could negatively impact our results of operations, financial condition and cash flows;

•

that any failure to comply with environmental or health and safety laws and regulations, or any permits and authorizations required thereunder, could subject us to fines, corrective action or other sanctions;

•

our belief that matters relating to previously identified third-party potentially responsible party (“PRP”) sites and certain facilities formerly owned or operated by Smurfit-Stone Container Corporation (“Smurfit-Stone”) have been satisfied by claims in the Smurfit-Stone bankruptcy proceedings;

•	that we may face additional liability for cleanup activity at sites that are not subject to the bankruptcy discharge, but are not currently identified;

•	that we believe the liability for the environmental matters was adequately reserved as of March 31, 2019;

•	our belief that we have substantial insurance coverage, subject to applicable deductibles and policy limits, with respect to asbestos claims;

•	that we have valid defenses to these asbestos-related personal injury claims and intend to continue to defend them vigorously;

•	that it is possible that we could incur significant costs resolving these cases should the volume of litigation grow substantially;

•	that we do not expect the resolution of pending asbestos litigation and proceedings to have a material adverse effect on our consolidated financial condition or liquidity;

•	that, in any given period or periods, it is possible such proceedings or matters could have a material adverse effect on our results of operations, financial condition or cash flows;

•

our belief that the resolution of certain other lawsuits and claims arising out of the conduct of our business will not have a material adverse effect on our results of operations, financial condition or cash flows;

•	that we estimate our exposure to certain guarantees could be approximately $50 million;

•	that we believe our exposure related to guarantees would not have a material impact on our results of operations, financial condition or cash flows;

•	that we expect to continue to reduce our containerboard inventories and match our production to our customers’ demand;

•	that maintenance outages in our mill system are scheduled to continue to occur during the third quarter of fiscal 2019 and no outages are scheduled for the fourth quarter;

•	that we expect that mill maintenance downtime and actions that we are taking to reduce our inventory will reduce our earnings in the third quarter of fiscal 2019;

•

that we expect that the two machines at our containerboard mill located in Panama City, FL will build back up to normal production by the end of the third quarter of fiscal 2019 and that other repairs will be completed by the end of the calendar year;

•

that we believe that we have made significant progress integrating KapStone’s operations into our management and operating structures, and we expect to realize more than the $200 million in run-rate synergies and performance improvements by the end of fiscal 2021;

•

that, for the third quarter of fiscal 2019, we expect that favorable pricing (due to the continued flow through of previously published price increases) and higher seasonal volume will be partially offset by higher scheduled maintenance downtime in our Consumer Packaging segment;

•

that we expect to upgrade a paper machine at our Covington, VA mill in May 2019 and replace a headbox at our Demopolis, AL mill in June 2019, and that the impact on earnings associated with these two projects will be similar to the strategic outage in the second quarter of fiscal 2019;

•

that we expect higher seasonal volumes in our Corrugated Packaging and Consumer Packaging segments and lower sequential cost inflation in those segments in the third quarter of fiscal 2019, driven by declines in recycled fiber, seasonally lower energy costs and moderation of virgin fiber costs;

•

that we generally expect the integration of a closed facility’s assets and production with other facilities to enable the receiving facilities to better leverage their fixed costs while eliminating fixed costs from the closed facility;

•	that we anticipate the total of our property damage and business interruption claim with respect to Hurricane Michael will likely exceed $150 million;

•	that we expect to recover a significant amount of additional direct costs and lost production and sales, excluding our $15 million deductible, in future periods through insurance reimbursements;

•

that funding for our domestic operations in the foreseeable future is expected to come from sources of liquidity within our domestic operations, including cash and cash equivalents, and available borrowings under our credit facilities;

•	that our foreign cash and cash equivalents are not expected to be a key source of liquidity to our domestic operations;

•

that we expect fiscal 2019 capital expenditures to be approximately $1.4 billion, including expenditures related to KapStone and to restore operations at our Panama City, FL mill following Hurricane Michael;

•	that our base capital expenditures in fiscal 2019 should be approximately $850 million to $900 million, with roughly half invested in maintenance and half invested in high return generating projects;

•	that, in fiscal 2019, we expect to invest approximately $0.5 billion in strategic projects;

•	we expect fiscal 2020 capital expenditures will decline to approximately $1.0 billion to $1.2 billion;

•

that, with the completion of many of our strategic capital projects in fiscal 2019 and 2020, we will transition to our long-range capital expenditure run rate of approximately $1.0 billion a year in fiscal 2021;

•

that it is possible that our capital expenditure assumptions may change, project completion dates may change, or we may decide to invest a different amount depending upon opportunities we identify, changes in market conditions or to comply with environmental or other regulatory changes;

•

that we expect to utilize the remaining U.S. federal net operating losses and other U.S. federal credits primarily over the next two years and that foreign and state net operating losses and credits will be used over a longer period of time;

•	that it is possible that our utilization of these net operating losses and credits may change due to changes in taxable income, tax laws or tax rates, capital expenditures or other factors;

•	that we expect our cash tax rate to move closer to our income tax rate in fiscal 2019 and 2020;

•	that we expect to contribute approximately $22 million to our U.S. and non-U.S. pension plans in fiscal 2019;

•

that we expect to continue to make contributions in the coming years to our pension plans to ensure that our funding levels remain adequate in light of projected liabilities and to meet the requirements of the Pension Protection Act of 2006 and other regulations and that it is possible that our assumptions, such as discount rates and expected return on plan assets, may change, actual market performance may vary or we may decide to contribute different amounts;

•	that we anticipate that we will be able to fund our capital expenditures, interest payments, dividends and stock repurchases, pension payments, working capital needs, note repurchases, restructuring activities, repayments of current portion of long-term debt and other corporate actions for the foreseeable future from cash generated from operations, borrowings under our credit facilities, proceeds from our New A/R Sales Agreement (as defined in our most recent Annual Report on Form 10-K), proceeds from the issuance of debt or equity securities or other additional long-term debt financing, including new or amended facilities;

•	that we may seek to refinance existing indebtedness to extend maturities, reduce borrowing costs or otherwise improve the terms and composition of our indebtedness;

•

the effect our incremental enforceable and legally binding contractual obligations at December 31, 2018 as a result of the KapStone are expected to have on our liquidity and cash flow in future periods; and

•

and that, with respect to KapStone, we plan to avail ourselves of the limited carveout offered by the SEC staff in its published Frequently Asked Questions on Management’s Report on Internal Control Over Financial Reporting and Certification of Disclosure in Exchange Act Periodic Reports (revised September 24, 2007) which allows an acquired business to be excluded from a company’s assessment of its internal controls in circumstances where it is not possible to conduct an assessment of the acquired business’s internal controls and less than a year has passed since an acquisition.

With respect to these statements, we have made assumptions regarding, among other things:

•	our ability to effectively integrate the operations of KapStone;

•

the results and impacts of the KapStone Acquisition, the acquisition of Schlüter Print Pharma Packaging (the “Schlüter Acquisition” and the acquisition of substantially all the assets of Plymouth Packaging, Inc. (the “Plymouth Packaging Acquisition”);

•	economic, competitive and market conditions generally; volumes and price levels of purchases by customers;

•	competitive conditions in our businesses;

•	possible adverse actions of our customers, competitors and suppliers;

•	labor costs;

•	the amount and timing of capital expenditures, including installation costs, project development and implementation costs, severance and other shutdown costs; restructuring costs;

•	utilization of real property that is subject to the restructurings due to realizable values from the sale of such property;

•	credit availability; and

•	raw material and energy costs.

You should not place undue reliance on any forward-looking statements as such statements involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially, including the following: the level of demand for our products; our ability to successfully identify and make performance and productivity improvements; anticipated returns on our capital investments; our ability to achieve benefits from acquisitions, including the KapStone Acquisition, and the timing thereof, including synergies and performance improvements; our ability to successfully implement capital projects; the possibility of and uncertainties related to planned mill outages or production disruptions; market risk from changes in interest rates and commodity prices; increases in energy, raw materials, shipping and capital equipment costs; fluctuations in selling prices and volumes; intense competition; the potential loss of key customers; the impact of the Tax Act; the impact of operational restructuring activities; the impact of economic conditions, including expected price changes, competitive pricing pressures and cost increases; our desire or ability to continue to repurchase Common Stock; environmental liabilities; the cost and other effects of complying with governmental laws and regulations; the scope, timing and outcome of any litigation; future debt repayment; our ability to fund our capital expenditures, interest payments, dividends and stock repurchases, pension payments, working capital needs, note repurchases, restructuring activities, repayments of current portion of long-term debt and other corporate actions; the expected impact of implementing new accounting standards; the impact of changes in assumptions and estimates on which we based the design of our system of disclosure controls and procedures; the occurrence of severe weather or a natural disaster, such as a hurricane, tropical storm, earthquake, tornado, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair, which could result in operational disruptions of varied duration; adverse changes in general market and industry conditions; and other risks, uncertainties and factors discussed in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K, as updated by our subsequent filings. The information contained herein speaks as of the date hereof and we do not have or undertake any obligation to update such information as future events unfold.

OUR COMPANY

Overview

We are a multinational provider of paper and packaging solutions for consumer and corrugated packaging markets. We partner with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. Our team members support customers around the world from operating and business locations in North America, South America, Europe, Asia and Australia. We also sell real estate primarily in the Charleston, South Carolina region.

KapStone Acquisition

On November 2, 2018, we completed the KapStone Acquisition and a corporate restructuring. As a result of these transactions, both WRKCo, formerly known as WestRock Company, and KapStone are wholly owned subsidiaries of WestRock Company. WRK MWV and WRK RKT remain subsidiaries of WRKCo. WestRock Company was formed on January 25, 2018 for the purpose of effecting the KapStone Acquisition and, prior to the consummation of the KapStone Acquisition, did not conduct any activities other than those incidental to its formation and the matters incidental to the Merger Agreement. We discuss the KapStone Acquisition in more detail in “Note 2. Mergers, Acquisitions and Investment” of the Notes to Consolidated Financial Statements included in our most recent Annual Report on Form 10-K incorporated by reference herein.

Our Business

We report our financial results of operations in the following three reportable segments: Corrugated Packaging, which consists of our containerboard mill, corrugated packaging and distribution operations, as well as our merchandising displays and recycling procurement operations; Consumer Packaging, which consists of our consumer mills, folding carton, beverage and partition operations; and Land and Development, which sells real estate primarily in the Charleston, SC region. Effective in the first quarter of fiscal 2019, we aligned our financial results for all periods presented to move our merchandising displays operations from our Consumer Packaging segment to our Corrugated Packaging segment and to allocate certain previously non-allocated costs and certain pension and other postretirement non-service income to our reportable segments. Separately, in the first quarter of fiscal 2019, we began conducting our recycling operations primarily as a procurement function and, as a result, no recycling net sales are recorded and the margin from the operations reduces cost of goods sold. Certain income and expenses are not allocated to our segments and, thus, the information that management uses to make operating decisions and assess performance does not reflect these amounts. Items not allocated are reported as non-allocated expenses or in other line items in the table below after segment income.

Corporate Information

WestRock is a publicly traded Delaware corporation. WestRock’s common stock is listed on the NYSE under the symbol “WRK.” WRKCo is a Delaware corporation and a wholly owned subsidiary of WestRock. WRK MWV is a Delaware limited liability company and a wholly owned subsidiary of WRKCo. WRK RKT is a Georgia limited liability company and a wholly owned subsidiary of WRKCo. WestRock’s principal executive offices are located at 1000 Abernathy Road NE, Atlanta, Georgia 30328. Our telephone number is (770) 448-2193, and our website address is www.westrock.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

RISK FACTORS

An investment in any securities offered by this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, before purchasing any of such securities. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to a specific offering of securities.

SELLING SECURITYHOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling securityholders to be named in a prospectus supplement. Because we are a WKSI, we may add secondary sales of securities by any selling securityholders by filing a prospectus supplement with the SEC. We may register these securities to permit securityholders to resell their securities when they deem appropriate. A selling securityholder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling securityholders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling securityholders, other than underwriting fees, discounts or commissions, which will be borne by the selling securityholders. We will disclose in a prospectus supplement naming the selling securityholders, the amount of securities to be registered and sold and other terms of the securities being sold by a selling securityholder.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement or free writing prospectus, we anticipate that the net proceeds from the sale of the securities offered from time to time hereby will be used for general corporate purposes, which may include, without limitation, payment of dividends, repayment of existing indebtedness, possible future stock repurchases, acquisitions, capital expenditures and for working capital. Pending application of cash proceeds, we may invest the proceeds in interest-bearing accounts and short-term, interest bearing securities or other investment-grade securities, or repay amounts outstanding on existing lines of credit or commercial paper securities. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our securities by any selling securityholder.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities outlines some of the provisions of the debt securities. This information may not be complete in all respects and is qualified in its entirety by reference to the applicable indenture and its associated documents, including the form of note. We have filed the WRKCo Indenture and a form of the WestRock Indenture with the SEC as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of them. The indentures will be qualified under the Trust Indenture Act of 1939. The specific terms of any series of debt securities will be described in the applicable prospectus supplement or free writing prospectus. If so described in a prospectus supplement or free writing prospectus, the terms of that series of debt securities may differ from the general description of terms presented below and the form of indenture filed as an exhibit to the registration statement of which this prospectus forms a part.

WestRock Debt Securities

The WestRock debt securities will constitute senior debt of WestRock Company. The WestRock debt securities will be issued under an indenture between WestRock Company, as issuer, and a trustee (the “WestRock Indenture”). The WestRock debt securities may be guaranteed by WRKCo, WRK MWV and WRK RKT. We will include in a prospectus supplement the specific terms of each series of debt securities being offered thereunder. In addition, a description of the material terms of any WestRock Indenture, which will govern the rights of the holders of such debt securities, will be set forth in the applicable prospectus supplement or free writing prospectus.

WRKCo Debt Securities

The WRKCo debt securities will constitute our senior debt. The WRKCo debt securities will be issued under an indenture, dated December 3, 2018, among WRKCo, as issuer, WestRock Company, as parent guarantor, WRK MWV and WRK RKT, as subsidiary guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “WRKCo Indenture”). The WRKCo debt securities will be guaranteed by WestRock, WRK MWV and WRK RKT. We will include in a prospectus supplement the specific terms of each series of debt securities being offered thereunder. In addition, a description of the material terms of any WRKCo Indenture, which will govern the rights of the holders of such debt securities, will be set forth in the applicable prospectus supplement or free writing prospectus.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of the common stock of WestRock Company does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, dated November 2, 2018 (“Certificate of Incorporation”), Amended and Restated Bylaws, dated November 2, 2018 (“Bylaws”) and the Delaware General Corporation Law (the “DGCL”). Copies of our Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Authorized Common Stock

WestRock’s authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share. As of 21, 2019, there were 277,914,060 shares of our common stock issued, including shares of common stock held in treasury.

All outstanding shares of our common stock are, and all shares of our common stock issuable upon conversion of any preferred stock or debt securities, when and if issued, will be duly authorized, validly issued, fully paid and non-assessable. Each holder of a share of common stock is entitled to one vote for each share upon all questions presented to the stockholders, and the shares of common stock will have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of any WestRock preferred stock). The holders of shares of common stock will have no preemptive rights and no rights to convert their shares of common stock into any other securities. There will also be no redemption or sinking fund provisions applicable to the shares.

Holders of shares of common stock are entitled to receive dividends as may be declared from time to time by the WestRock board of directors (the “WestRock Board”) out of funds legally available therefor. Holders of shares of our common stock will be entitled to share pro rata, upon any liquidation or dissolution of WestRock, in all remaining assets available for distribution to stockholders after payment or providing for WestRock’s liabilities and the liquidation preference of any outstanding WestRock preferred stock. The rights, preferences and privileges of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any series of preferred stock that WestRock may designate and issue in the future.

Shares of our common stock are listed for trading on the NYSE under the symbol “WRK”. The transfer agent and registrar for our common stock is Computershare Investor Services.

Charter and Bylaw Provisions; Takeover Statutes

A number of provisions in our Certificate of Incorporation, Bylaws and the DGCL may make it more difficult to acquire control of us or remove our management.

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Structure of Board. The WestRock Board is not staggered. Our Bylaws provide that each director of WestRock will hold office for a term expiring at the next succeeding annual meeting of WestRock stockholders. The WestRock Board, in accordance with the Bylaws, consists of a number of directors to be determined only by resolution adopted by the WestRock Board. Furthermore, any vacancies on the WestRock Board caused by death, removal, resignation or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office. This provision could prevent a WestRock stockholder from obtaining majority representation on the WestRock Board by allowing the WestRock Board to enlarge the WestRock Board and fill the new directorships with the WestRock Board’s own nominees.

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Removal of Directors. The Bylaws provide that any director may be removed without cause, at any time, by the affirmative vote of at least a majority of the combined voting power of the then-outstanding shares of all classes of WestRock stock entitled to vote generally in the election of directors, voting as a single class.

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Advance Notice of Proposals and Nominations. The Bylaws provide that WestRock stockholders must give timely written notice to bring business before an annual meeting of the WestRock stockholders or to nominate candidates for election as directors at an annual meeting of the WestRock stockholders. Generally, to be timely, a stockholder’s notice is required to be delivered to the Secretary of WestRock at the principal executive offices of WestRock not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by WestRock. The Bylaws also specify the form and content of a stockholder’s notice. These provisions may prevent WestRock stockholders from bringing matters before an annual meeting of the WestRock stockholders or from nominating candidates for election as directors at an annual meeting of the WestRock stockholders.

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Limits on Special Meetings. The Bylaws provide that a special meeting of the WestRock stockholders may be called only by (i) a majority of the directors of the WestRock Board then in office; (ii) the Non-Executive Chairman of the WestRock Board; (iii) the Chief Executive Officer; or (iv) the holders of at least 50% of the outstanding voting power of WestRock shares. Business transacted at any special meeting will be limited to the purposes specified in the notice calling such meeting.

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Preferred Stock. WestRock’s ability to issue up to 30,000,000 shares of preferred stock with such rights, privileges and preferences as the WestRock Board may fix may have the effect of delaying or preventing a takeover or other change of control of WestRock.

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Takeover Statutes. Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder. WestRock has not opted out of the protections of Section 203 of the DGCL. As a result, Section 203 of the DGCL applies to WestRock.

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Exclusive Forum. The Bylaws provide that, unless WestRock consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of WestRock, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of WestRock to WestRock or WestRock stockholders, (iii) any action asserting a claim against WestRock or any director or officer or other employee of WestRock arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against WestRock or any director or officer or other employee of WestRock governed by the internal affairs doctrine will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

DESCRIPTION OF PREFERRED STOCK

The following summary of the terms of the preferred stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and the DGCL. Copies of our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” The following description of the terms of the preferred stock we may issue sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement or free writing prospectus may relate. Particular terms of the preferred stock offered by any prospectus supplement or free writing prospectus and the extent, if any, to which these general terms and provisions will apply to any series of preferred stock so offered will be described in the prospectus supplement or free writing prospectus relating to the applicable preferred stock. The applicable prospectus supplement or free writing prospectus may also state that any of the terms set forth in this description are inapplicable to such series of preferred stock. To the extent the information contained in the prospectus supplement or free writing prospectus differs from this summary description, you should rely on the information in the prospectus supplement or free writing prospectus.

General

The Certificate of Incorporation permits the WestRock Board, without further action by the stockholders, to issue up to 30,000,000 shares of preferred stock, par value $0.01 per share, in one or more series with such designations, powers, preferences, special rights, qualifications, limitations and restrictions as the WestRock Board may determine from time to time. Accordingly, without action by the stockholders, the WestRock Board will be able to designate and authorize the issuance of additional classes or series of preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of our common stock. As of May 14, 2019, there were no shares of our preferred stock issued and outstanding.

The terms of each series of preferred stock will be described in any prospectus supplement or free writing prospectus related to such series of preferred stock and will contain a discussion of any material U.S. federal income tax considerations applicable to the preferred stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock or preferred stock and may issue warrants independently or together with debt securities, common stock or preferred stock or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement or free writing prospectus. To the extent the information contained in the prospectus supplement or free writing prospectus differs from this summary description, you should rely on the information in the prospectus supplement or free writing prospectus. The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement, and is qualified in its entirety by reference to the relevant warrant agreement with respect to warrants of a particular series. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement or free writing prospectus.

Debt Warrants

The applicable prospectus supplement or free writing prospectus will describe the terms of the debt warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants outstanding, if any;

•	the number of debt warrants being offered;

•	the price or prices at which the debt warrants will be issued;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

•	the date, if any, on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the debt securities may be purchased upon exercise;

•	the provisions, if any, for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	the terms, if any, on which we may accelerate the date by which the debt warrants must be exercised;

•	the minimum or maximum amount of debt warrants that may be exercised at any one time;

•	the currency for which the debt warrants may be purchased;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain material U.S. federal income tax considerations applicable to an investment in the debt warrants; and

•	any other terms of the debt warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated

in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon such exercise, and will not be entitled to payments of principal, premium or interest on, the securities purchasable upon the exercise of debt warrants.

Equity Warrants

The applicable prospectus supplement or free writing prospectus will describe the terms of the warrants to purchase common stock or preferred stock (“equity warrants”), in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the equity warrants;

•	the aggregate number of the equity warrants outstanding, if any;

•	the number of equity warrants being offered;

•	the price or prices at which the equity warrants will be issued;

•	the type and number of securities purchasable upon exercise of the equity warrants;

•	the date, if any, on and after which the equity warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of the equity warrants may be purchased;

•	the provisions, if any, for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the equity warrants shall commence and the date on which such right shall expire;

•	whether the equity warrants or related securities will be listed on any securities exchange;

•	the currency for which the equity warrants may be purchased;

•	the terms, if any, on which we may accelerate the date by which the equity warrants must be exercised;

•	the minimum or maximum amount of equity warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain material U.S. federal income tax considerations applicable to an investment in the equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Equity warrant certificates will be exchangeable for new equity warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement or free writing prospectus. Prior to the exercise of their equity warrants, holders of equity warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the common stock or preferred stock purchasable upon such exercise may be entitled.

Except as provided in the applicable prospectus supplement or free writing prospectus, the exercise price and the number of shares of common stock or shares of preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to the holders of the underlying common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of the underlying common stock or preferred stock, as the case may be. In lieu of adjusting the number of shares purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. Unless otherwise provided in the applicable prospectus supplement or free writing prospectus, no adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until all cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement or free writing prospectus, in case of any consolidation, merger or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or shares of preferred stock into which each equity warrant was exercisable immediately prior to the particular triggering event.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such number of debt securities, shares of common stock or shares of preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement or free writing prospectus relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement or free writing prospectus. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement or free writing prospectus relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement or free writing prospectus, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants that are represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing proportional fractional interests in shares of our common stock or preferred stock. We will issue depositary shares under a separate depositary agreement between us, a depositary and the holders thereof, as specified in the applicable prospectus supplement or free writing prospectus. To the extent the information contained in the prospectus supplement or free writing prospectus differs from this summary description, you should rely on the information in the prospectus supplement or free writing prospectus. The following sets forth certain general terms and provisions of the depositary shares that may be offered under this registration statement, and is qualified in its entirety by reference to the relevant deposit agreement with respect to depositary shares of a particular series of common stock or preferred stock. Further terms of the depositary shares and the applicable deposit agreement will be set forth in the applicable prospectus supplement or free writing prospectus.

General

We may issue depositary shares representing proportional fractional interests in shares of our common stock or preferred stock, which will be evidenced by depositary receipts. We will deposit the underlying shares of common stock or preferred stock with a depositary pursuant to a deposit agreement among us, the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (such agreement, the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of the common share or preferred share represented by such depositary share, to all the rights and preferences of the common shares or preferred shares represented thereby (including dividend, voting, redemption and liquidation rights) as specified in the applicable prospectus supplement or free writing prospectus.

Dividends and Other Distributions

Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, the depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of common stock or preferred stock to the record holders of depositary shares relating to the underlying shares of common stock or preferred stock in proportion to the number of depositary shares held by the holders. If we make a distribution on the deposited shares of common stock or preferred stock other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Redemption of Depositary Shares

Subject to Delaware law, if we redeem shares of our preferred stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the preferred stock held by the depositary.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the number of shares of preferred stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or in such other manner as we may determine to be fair and equitable. Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, the depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the preferred stock and a corresponding number of depositary shares.

Voting Deposited Common Shares or Preference Shares

Because each depositary share will represent a fractional interest in a share of common stock or preferred stock, holders of depositary receipts will be entitled to a fraction of a vote per deposited common share or preferred share under the circumstances in which holders of such deposited common shares or preferred shares are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of any deposited common shares or preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such common shares or preferred shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the common shares or preferred shares, may instruct the depositary to vote the amount of the common shares or preferred shares represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the common shares or preferred shares represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing shares of common stock or preferred stock, it will not vote the amount of the common stock or preferred stockrepresented by such depositary shares.

Preemptive and Conversion Rights

Unless otherwise specified in an applicable prospectus supplement or free writing prospectus, the holders of the depositary shares do not have any preemptive or conversion rights.

Depositary, Transfer Agent and Registrar

We will identify the depositary for the depositary shares in the applicable prospectus supplement or free writing prospectus. Computershare Investor Services will be the transfer agent and registrar for the depositary shares.

Amendment and Termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of depositary shares. However, any amendment that materially and adversely alters the rights of the holders will not be effective unless such amendment has been approved by holders of depositary shares representing at least a majority of the depositary shares then outstanding.

The Deposit Agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed; or

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there has been made a final distribution in respect of the common shares or preference shares in connection with our liquidation, dissolution or winding-up, and such distribution has been distributed to the holders of depositary shares.

Fees, Charges and Expenses

Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, we will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares we may offer. We will also pay all charges of the depositary in connection with the initial deposit of the common shares or the preference shares and the initial issuance of the depositary shares, all withdrawals and any redemption or repurchase, as applicable, of deposited common shares or preference shares. All other transfer and other taxes and governmental charges are at the expense of holders of depositary shares.

Resignation and Removal of Depositary

Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, the depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be a person with a principal office in the United States and having a combined capital and surplus (along with its affiliates) of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to do so.

Miscellaneous

Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, the depositary will not be liable for any delays or failures in performance of its obligations under the Deposit Agreement resulting from acts beyond its reasonable control. The depositary will not be obligated to appear in, prosecute or defend any legal proceeding relating to any depositary shares or deposited common shares or preference shares unless satisfactory indemnity is furnished.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders to purchase debt securities, common stock, or preferred stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, as specified in the applicable prospectus supplement or free writing prospectus. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following sets forth certain general terms and provisions of the rights that may be offered under this registration statement, and is qualified in its entirety by reference to the relevant rights agreement with respect to rights of a particular series. Further terms of the rights and the applicable rights agreement will be set forth in the applicable prospectus supplement or free writing prospectus. To the extent the information contained in the prospectus supplement or free writing prospectus differs from this summary description, you should rely on the information in the prospectus supplement or free writing prospectus.

We will provide in a prospectus supplement or free writing prospectus the following terms of the rights being issued:

•	the date of determining the persons entitled to participate in the rights distribution;

•	the aggregate number of shares of the underlying securities purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence, and the date on which the rights will expire;

•	a discussion of any material U.S. federal income tax considerations applicable to an investment in the rights; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of debt securities, shares of common stock or shares of preferred stock at the exercise price provided in the applicable prospectus supplement or free writing prospectus. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement or free writing prospectus. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement or free writing prospectus. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement or free writing prospectus, we will, as soon as practicable, forward the debt securities, shares of common stock or shares of preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than securityholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement or free writing prospectus.

DESCRIPTION OF UNITS

We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as, a single security, rather than as the separate constituent securities comprising such units. The following sets forth certain general terms and provisions of the units that may be offered under this registration statement. Further terms of the units will be set forth in the applicable prospectus supplement or free writing prospectus. To the extent the information contained in the prospectus supplement or free writing prospectus differs from this summary description, you should rely on the information in the prospectus supplement or free writing prospectus.

When we issue units, we will provide in a prospectus supplement or free writing prospectus the following terms of the units being issued:

•	the title of any series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	information with respect to any book-entry procedures;

•	a discussion of any material U.S. federal income tax considerations applicable to an investment in the units;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system; and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We and any selling securityholder may sell the securities under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly by us or any selling securityholders to investors;

•	through agents; or

•	through a combination of these methods.

In addition, we and any selling securityholder may sell any securities covered by this prospectus in private transactions, and any selling securityholder may sell under Rule 144 of the Securities Act, rather than pursuant to this prospectus.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in one or more transactions, including “forward” transactions at a floating price or prices that may be changed from time to time;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

As applicable, we and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement or free writing prospectus the terms and offering of securities by us or any selling securityholder, including:

•	the names of any underwriters, dealers, agents or other counterparties;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us or any selling securityholders, if any;

•	the purchase price of the securities being offered and the proceeds we or any selling securityholder will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We or any selling securityholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement or free writing prospectus indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement or free writing prospectus, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or any selling securityholder or borrowed from us or any securityholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or any selling securityholder in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us or any selling securityholder will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment) or free writing prospectus. We may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders.

We or any selling securityholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement or free writing prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers

If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement or free writing prospectus, naming the underwriter, the nature of any such relationship.

We or any selling securityholder may sell the securities through agents from time to time. When we or any selling securityholder sell securities through agents, the prospectus supplement or free writing prospectus will name any agent involved in the offer or sale of securities and any commissions we or any selling securityholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We or any selling securityholder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us or any selling securityholder at the public offering price set forth in the prospectus supplement or free writing prospectus pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or free writing prospectus, and the prospectus supplement or free writing prospectus will set forth any commissions we or any selling securityholder pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or any selling securityholders and the underwriters, dealers and agents.

We or any selling securityholder may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, any selling securityholders or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement or free writing prospectus for any securities offered by us or any selling securityholders will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We or any selling securityholder may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We or any selling securityholder may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

At-the-Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Trading Market and Listing of Securities

Any common stock sold pursuant to a prospectus supplement will be listed on NYSE. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in the prospectus supplement, the validity of the securities offered hereby will be passed upon for us (i) by Cravath, Swaine & Moore LLP and (ii), with respect to matters of Georgia law, by Rogers & Hardin LLP. Any underwriters, dealers or agents will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of WestRock Company as of September 30, 2018 and 2017, and for the three years ended September 30, 2018, appearing in WestRock Company’s Current Report (Form 8-K) dated May 9, 2019, and the effectiveness of WestRock Company’s internal control over financial reporting as of September 30, 2018 appearing in WestRock Company’s Annual Report (Form 10-K) for the year ended September 30, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and WestRock Company management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2018, and audited consolidated financial statements and WestRock Company management’s assessment of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal controls over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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WRKCO INC.

    % SENIOR NOTES DUE 2028

    % SENIOR NOTES DUE 2032

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Wells Fargo Securities

Joint Book-Running Managers for the 2028 Notes

Scotiabank

J.P. Morgan

Joint Book-Running Managers for the 2032 Notes

Mizuho Securities

TD Securities